Filed pursuant to Rule 424(b)(5)
(Registration No. 333-240253)

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 7, 2020)

$100,000,000

Common Shares

8.75% Series D Cumulative Redeemable Perpetual Preferred Shares

(Liquidation Preference $25 Per Share)

Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares

(Liquidation Preference $25 Per Share)

Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares

(Liquidation Preference $25 Per Share)

We have entered into an amendment, dated October 29, 2021, to our at-the-market equity offering sales agreement, dated May 5, 2021, with DNB Markets, Inc. (“DNB”) and Virtu Americas LLC (“Virtu” and, together with DNB, the “sales agents”) to increase the amount of our common shares, par value $5.00 per share (the “Common Shares”), 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares, par value $1.00 per share, liquidation preference $25.00 per share (the “Series D Preferred Shares”), Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares, par value $1.00 per share, liquidation preference $25.00 per share (the “Series E Preferred Shares”) and Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares, par value $1.00 per share, liquidation preference $25.00 per share (the “Series F Preferred Shares”) we may offer and sell thereunder by an additional $100,000,000. We refer to the Series D Preferred Shares, the Series E Preferred Shares, and the Series F Preferred Shares collectively in this prospectus supplement as the “Preferred Shares” and our Common Shares and our Preferred Shares collectively as the “Shares.” We have previously sold 2,774,108 of our Common Shares and 974,478 Preferred Shares under the at-the-market equity offering sales agreement pursuant to a separate prospectus supplement dated May 5, 2021, with an aggregate sales price of $50.0 million and which resulted in net proceeds to us of approximately $48.9 million. This prospectus supplement relates to the remaining $100,000,000 available for sale under the at-the-market equity offering sales agreement.

In accordance with the terms of the at-the-market equity offering sales agreement, we may offer and sell our Shares, having an aggregate offering price of up to $100,000,000, from time to time through the sales agents under this prospectus supplement. Sales of the Shares, if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Each sales agent will act as sales agent using commercially reasonable efforts to sell on our behalf all of the Shares requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between such sales agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.” The last reported sale price of our common shares on the New York Stock Exchange on October 28, 2021 was $9.28 per share.

Our Series D Preferred Shares are listed on the NYSE under the symbol “TNP PR D.” The last reported sale price of our Series D Preferred Shares on the NYSE on October 28, 2021 was $24.31 per share.

Our Series E Preferred Shares are listed on the NYSE under the symbol “TNP PR E.” The last reported sale price of our Series E Preferred Shares on the NYSE on October 28, 2021 was $24.28 per share.

Our Series F Preferred Shares are listed on the NYSE under the symbol “TNP PR F.” The last reported sale price of our Series F Preferred Shares on the NYSE on October 28, 2021 was $23.87 per share.

Each sales agent will receive from us a commission equal to 2.0% of the gross sales price per share sold through such sales agent as our sales agent under the at-the-market equity offering sales agreement. The sales agents are not required to sell any specific number or dollar amount of our Shares, but, subject to the terms and conditions of the at-the-market equity offering sales agreement, the sales agents will use their commercially reasonable efforts to sell on our behalf any Shares to be offered by us under the at-the-market equity offering sales agreement. See “Plan of Distribution” beginning on page S-29 in this prospectus supplement.

Investing in our Shares involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement, on page 1 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

DNB Markets	Virtu Financial

Prospectus Supplement dated October 29, 2021

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The second part, the base prospectus, gives more general information, about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). We have not, and the sales agents have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, Shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sale of our Shares.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” in this prospectus supplement.

EXCHANGE CONTROL

The permission of the Bermuda Monetary Authority is required, under the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of shares (which includes the Common Shares) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the Bermuda Monetary Authority has granted a general permission. The Bermuda Monetary Authority, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities of a Bermuda company from and/or to a non-resident of Bermuda for exchange control purposes for so long as any “Equity Securities” of the company (which would include the Common Shares) are listed on an “Appointed Stock Exchange” (which would include the New York Stock Exchange). In granting the general permission the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but may not contain all information that may be important to you. The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. For a more complete understanding of the terms of the offered securities, and before making your investment decision, you should carefully read this prospectus supplement and the accompanying prospectus; and the documents referred to in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

When we use the words “the Company,” “we,” “us,” “ours,” and “our,” we are referring to Tsakos Energy Navigation Limited and its wholly owned subsidiaries, unless the context requires otherwise.

Our Company

Tsakos Energy Navigation Limited is a leading provider of international crude oil, petroleum product and liquefied natural gas (LNG) seaborne transportation services. As of October 29, 2021, we operated a diversified fleet of 65 double-hull vessels in the water, constituting a mix of modern crude oil carriers, petroleum product tankers and LNG carriers that provide world-wide marine transportation services for national, major and other independent oil companies and refiners under long, medium and short-term charters. In addition to the vessels operating in our fleet as of October 29, 2021, we have also entered into agreements for the construction of one LNG carrier to be delivered in 2022, one suezmax DP2 shuttle tanker to be delivered in 2022 and four dual-fueled LNG powered aframax tankers to be delivered in 2023, with long-term employment upon delivery arranged for each of these newbuildings. The resulting fleet (assuming no further sales or acquisitions) would comprise of 71 vessels representing approximately 8.0 million dwt.

Our fleet is managed by Tsakos Energy Management Limited, or Tsakos Energy Management, a company owned by our chief executive officer. Tsakos Energy Management provides us with strategic advisory, financial, accounting and administrative services, while subcontracting the commercial management of our business to Tsakos Shipping & Trading, S.A. or Tsakos Shipping. In its capacity as commercial manager, Tsakos Shipping manages vessel purchases and sales and identifies and negotiates charter opportunities for our fleet. Tsakos Energy Management subcontracts the technical and operational management of our fleet to Tsakos Columbia Shipmanagement S.A., or TCM. TCM was formed by Tsakos family interests and a German private company, the owner of the internationally-known ship management company Columbia Shipmanagement Ltd., or CSM, as a joint-venture ship management company on an equal partnership basis to provide technical and operational management services to owners of vessels, primarily within the Greece-based market. TCM manages the technical and operational activities of most of our vessels. In its capacity as technical manager, TCM manages our day-to-day vessel operations, including maintenance and repair, crewing and supervising newbuilding construction. Tsakos Shipping continues to provide commercial management services for our vessels, which include chartering, charterer relations and vessel sale and purchase.

Corporate Information

We are a Bermuda exempted company. Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at this address is 011 30 210 9407710. Our website address is www.tenn.gr. Information contained on or accessible to or from our website does not form part of this prospectus.

THE OFFERING

Issuer	Tsakos Energy Navigation Limited is an exempted company incorporated under the laws of Bermuda.

Shares offered by us	Common Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares having an aggregate offering price of up to $100,000,000.

Manner of Offering	“At the market offering” that may be made from time to time through the Agents, as sales agents, subject to our instruction as to amount and timing. The Agents are not required to sell any dollar amount of Shares, but the Agents will make all sales using commercially reasonable efforts consistent with normal trading and sales practices on mutually agreed terms between the Agents and us. See “Plan of Distribution” on page S-29.

Use of proceeds	We plan to use the net proceeds from the sale of the Shares offered by this prospectus supplement for general corporate purposes.

Listing	Our Common Shares are listed on the NYSE under the symbol “TNP.”

Our Series D Preferred Shares are listed on the NYSE under the symbol “TNP PR D.”

Our Series E Preferred Shares are listed on the NYSE under the symbol “TNP PR E.”

Our Series F Preferred Shares are listed on the NYSE under the symbol “TNP PR F.”

Below is a summary of certain principal terms of the respective series of Preferred Shares. For a detailed description of the Preferred Shares, please read “Description of Share Capital—Preferred Shares—Series D Preferred Shares”, “Description of Share Capital—Preferred Shares—Series E Preferred Shares” and “Description of Share Capital—Preferred Shares—Series F Preferred Shares” beginning on page S-22 of this prospectus supplement.

Conversion; Exchange and Preemptive Rights	The Preferred Shares do not have any conversion or exchange rights and are not subject or entitled to preemptive rights.

Dividends	Dividends on the Preferred Shares accrue and are cumulative from the date the respective Preferred Shares are originally issued and are payable on each dividend payment date for the applicable series of Preferred Shares when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose.

Dividend Payment Dates

For Series D Preferred Shares and Series E Preferred Shares, February 28, May 28, August 28 and November 28.

For Series F Preferred Shares, January 30, April 30, July 30 and October 30.

If any dividend payment date for the Series D Preferred Shares or for the Series E Preferred Shares or Series F Preferred Shares during the Series E Fixed Rate Period or Series F Fixed Rate Period, respectively, otherwise would fall on a day that is not a business day, declared dividends will be payable on the next day that is a business day without the accumulation of additional dividends. If any dividend payment date during the Series E Floating Rate Period or the Series F Floating Rate Period, as applicable, otherwise would fall on a day that is not a business day, then the dividend payment date will be the next day that is a business day and, as a result, the corresponding dividend period will be extended.

Dividend Rate

Series D Preferred Shares	The dividend rate for the Series D Preferred Shares is 8.75% per annum per $25.00 of liquidation preference per share (equal to $2.1875 per share). The dividend rate for the Series D Preferred Shares is not subject to adjustment.

Series E Preferred Shares

From and including the original issue date to, but excluding, May 28, 2027 (the “Series E Fixed Rate Period”), the dividend rate for the Series E Preferred Shares will be 9.25% per annum per $25.00 of liquidation preference per share (equal to $2.3125 per annum per share). From and including May 28, 2027 (the “Series E Floating Rate Period”), the dividend rate for the Series E Preferred Shares will be a floating rate equal to three-month LIBOR plus a spread of 6.881% per annum per $25.00 of liquidation preference per share.

Dividends payable on the Series E Preferred Shares for any dividend period during the fixed rate period will be calculated based on a 360-day year consisting of twelve 30-day months. Dividends payable on the Series E Preferred Shares for any dividend period during the floating rate period will be calculated based on a 360-day year and the number of days actually elapsed during the applicable dividend period.

For each dividend period during the Series E Floating Rate Period, the applicable dividend rate will be determined by us as of the applicable dividend determination date. For purposes of determining the applicable dividend rate, LIBOR (the London interbank offered rate) (“Three-Month LIBOR Rate”) will be determined by us, as of the applicable dividend determination date, in accordance with the following provisions:

•  the Three Month LIBOR Rate will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant dividend determination date; or

•  if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant dividend determination date, then we will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide us with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable dividend period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that dividend determination date for the applicable dividend period. Offered quotations must be based on a principal amount equal to an amount that, in our discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such dividend period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such dividend period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that dividend determination date for such dividend period by three nationally-recognized banks in New York, New York selected by us, for loans in U.S. dollars to nationally-recognized European banks (as selected by us), for a period of three months commencing on the first day of such dividend period. The rates quoted must be based on an amount that, in our discretion, is representative of a single transaction in U.S. dollars in that market at that time. If fewer than three New York City banks selected by us do not quote rates in the manner described above, the Three-Month LIBOR Rate for the applicable dividend period will be the same as for the immediately preceding dividend period, or, if there was no such dividend period, the dividend shall be calculated at the dividend rate in effect for the immediately preceding Dividend Period.

For purposes of the foregoing, “dividend determination date” means the London Business Day (as defined below) immediately preceding the first date of the applicable dividend period.

“dividend period” means the period from, and including, a dividend payment date to, but excluding, the next succeeding dividend payment date.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Series F Preferred Shares

From and including the original issue date to, but excluding, July 30, 2028 (the “Series F Fixed Rate Period”), the dividend rate for the Series F Preferred Shares will be 9.50% per annum per $25.00 of liquidation preference per share (equal to $2.375 per annum per share). From and including July 30, 2028 (the “Series F Floating Rate Period”), the dividend rate for the Series F Preferred Shares will be a floating rate equal to three-month LIBOR plus a spread of 6.54% per annum per $25.00 of liquidation preference per share.

Dividends payable on the Series F Preferred Shares for any dividend period during the fixed rate period will be calculated based on a 360-day year consisting of twelve 30-day months. Dividends payable on the Series F Preferred Shares for any dividend period during the floating rate period will be calculated based on a 360-day year and the number of days actually elapsed during the applicable dividend period.

For each dividend period during the Series F Floating Rate Period, the applicable dividend rate will be determined by us as of the applicable dividend determination date. For purposes of determining the applicable dividend rate, LIBOR (the London interbank offered rate) will be determined by us, as of the applicable dividend determination date, in accordance with the following provisions (such rate, the “Three-Month LIBOR Rate”):

(1)   With respect to any dividend determination date, the Three-Month LIBOR Rate will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the first day of the applicable dividend period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on that Dividend Determination Date. If no rate appears, then the Three-Month LIBOR Rate, in respect of that dividend determination date, will be determined in accordance with the provisions described in (2) and (3) below.

(2)   With respect to an dividend determination date on which no rate appears on Reuters Screen LIBOR01 Page, except as provided in clause (3) below, as specified in clause (1) above, we will request the principal London offices of each of four major reference banks in the London interbank market, as selected by us, to provide us with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the first day of the applicable dividend period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on dividend determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate on that dividend determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate on the dividend determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in New York, New York, on the dividend determination date by three major banks in New York, New York selected by us for loans in U.S. dollars to leading European banks (as selected by us) having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by us are not providing quotations in the manner described by this sentence, the Three-Month LIBOR Rate for the applicable dividend period will be the same as for the immediately preceding dividend period, or, if there was no such dividend period, the dividend shall be calculated at the dividend rate in effect for the immediately preceding dividend period.

(3)   Notwithstanding clause (2) above, if we or the calculation agent appointed by us determines that

LIBOR has been permanently discontinued, the calculation agent will use, as a substitute for LIBOR (the “Alternative Rate”) and for each future dividend determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the calculation agent will, after consultation with us, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the business day convention, dividend Determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Series F Preferred Shares. If the calculation agent determines, and following consultation with us, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, (i) the calculation agent shall have the right to resign as calculation agent in respect of the Series F Preferred Shares and (ii) we will appoint, in our sole discretion, a new calculation agent to replace the calculation agent, solely in its role as calculation agent in respect of the Series F Preferred Shares, to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on us, the registrar and transfer agent and the holders of the Series F Preferred Shares. If, however, the calculation agent determines that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR will be equal to such rate on the dividend determination date when LIBOR was last available on the Reuters Screen LIBOR01 Page, as determined by the calculation agent.

“calculation agent” means the nationally recognized calculation agent appointed by us prior to July 30, 2028.

“dividend determination date” means the London Business Day (as defined below) immediately preceding the first date of the applicable dividend period.

“dividend period” means the period from, and including, a dividend payment date to, but excluding, the next succeeding dividend payment date.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Optional Redemption	We may redeem the Series D Preferred Shares at any time on or after April 29, 2020, the Series E Preferred Shares at any time on or after May 28, 2027, and the Series F Preferred Shares at any time on or after July 30, 2028, in each case, at a redemption price of $25.00 plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption.

Voting Rights

Holders of the Preferred Shares generally have no voting rights. However, if and whenever dividends payable on the Series D Preferred Shares, Series E Preferred Shares or Series F Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of the applicable series of Preferred Shares (voting together as a class with all other classes or series of preferred shares upon which like voting rights have been conferred and are exercisable, including the other series of Preferred Shares), will, subject to certain exceptions, be entitled to elect one additional director, unless the size of our board of directors already has been increased by reason of the election of a director by holders of parity securities upon which like voting rights have been conferred (including each other series of the Preferred Shares and with which such series of Preferred Shares voted as a class for the election of such director), to serve on our board of directors until we pay, or declare and set apart for payment, all cumulative dividends on the applicable series of Preferred Shares.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares, respectively, voting as a single class, we may not:

•  adopt any amendment to the Memorandum of Association that adversely alters the preferences, powers or rights of Series D Preferred Shares, Series E Preferred Shares or Series F Preferred Shares, as applicable, in any material respect;

•  issue any securities ranking pari passu with the Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares, as applicable, if cumulative dividends payable on outstanding Series D Preferred Shares, Series E Preferred Shares or Series F Preferred Shares are in arrears; or

•  create or issue any equity securities ranking senior to the Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares.

Fixed Liquidation Price	If we liquidate, dissolve or wind-up, holders of a series of the Preferred Shares will have the right to receive $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our Common Shares or other junior securities.

Tax Considerations

We believe that under current U.S. federal income tax law, all or a portion of the distributions you receive from us will constitute dividends and, if you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period requirements, such dividends are expected to be taxable as “qualified dividend income.” Any portion of your distribution that is not treated as a dividend will be treated first as a non-taxable return of capital to the extent of your tax basis in your Shares and, thereafter, as capital gain. See “Tax Considerations.”

Risk Factors

You should carefully consider all information in this prospectus supplement, the accompanying prospectus, including the documents incorporated herein and therein by reference as set out in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” in this prospectus supplement. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 20-F, filed with the SEC on April 16, 2021, for a discussion of risks relating to an investment in our Shares.

RISK FACTORS

Any investment in our Shares involves a high degree of risk. You should carefully consider the important factors set forth below and under the heading “Risk Factors” starting on page 4 of our Annual Report on Form 20-F filed with the SEC on April 16, 2021 and incorporated herein by reference as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC before investing in our Shares. For further details, see the sections entitled “Where You Can Find More Information,” and “Incorporation of Certain Information by Reference.”

The risk factors discussed below and any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our Shares. These risks are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

Risks Related to Investing in the Common Shares in this Offering

Investors in our Shares may experience significant dilution as a result of this and any future offerings.

Because the sales of our Shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these Shares will vary and these variations may be significant. Purchasers of such Shares may suffer significant dilution if the price they pay is higher than the price paid by other purchasers of our Shares.

Risks of Investing in the Preferred Shares

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Preferred Shares following the payment of expenses and the establishment of any reserves.

We will pay quarterly dividends on our Preferred Shares from funds legally available for such purpose when, as and if declared by our board of directors. We may not have sufficient cash available each quarter to pay dividends. In addition, we may have insufficient cash available to redeem our Preferred Shares. The amount of dividends we can pay or use to redeem Preferred Shares depends upon the amount of cash we generate from our operations, which may fluctuate based on, among other things:

•	the rates we obtain from our charters or recharters and the ability and willingness of our customers to perform their obligations under their respective time charters;

•	the level of our operating costs;

•	the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, dry-docking of our vessels;

•	delays in the delivery of new vessels and the beginning of payments under charters relating to those ships;

•	prevailing global and regional economic and political conditions;

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

•	changes in the basis of taxation of our activities in various jurisdictions;

•	our ability to service our current and future indebtedness;

•	our ability to raise additional equity to satisfy our capital needs; and

•	our ability to draw on our existing credit facilities and the ability of our lenders to perform their obligations under their agreements with us.

The amount of cash we have available for dividends on or to redeem our Preferred Shares will not depend solely on our profitability.

The actual amount of cash we will have available for dividends or to redeem our Preferred Shares also will depend on many factors, including the following:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•

restrictions under our existing or future credit and lease facilities, existing or future preferred shares including those issued by our subsidiaries such as the Shyris Shipping Preferred Shares (as hereinafter defined) or any future debt securities, including existing restrictions under our credit and lease facilities on our ability to declare or pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default and restrictions on our ability to redeem securities;

•	the amount of any cash reserves established by our board of directors; and

•

restrictions under Bermuda law, which generally prohibits the payment of dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items, and our board of directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

The Preferred Shares represent perpetual equity interests.

The Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Preferred Shares may be required to bear the financial risks of an investment in the Preferred Shares for an indefinite period of time. In addition, the Preferred Shares rank junior to all our indebtedness and other liabilities, and to any other senior securities we may issue in the future with respect to assets available to satisfy claims against us. Each series of Preferred Shares ranks pari passu with the other series of Preferred Shares and with our Series G Convertible Preferred Shares.

The historical levels of three-month LIBOR are not an indication of the future levels of three-month LIBOR.

From and including May 28, 2027 the dividend rate for the Series E Preferred Shares, and from and including July 30, 2028 the dividend rate for the Series F Preferred Shares, will be determined based on three-month LIBOR. In the past, the level of three-month LIBOR has experienced significant fluctuations. Historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during the floating rate period applicable to the Series E Preferred Shares and the Series F Preferred Shares, and you should not take the historical levels of three-month LIBOR as an indication of its future performance.

Although the actual three-month LIBOR on a dividend payment date or at other times during a dividend period may be higher than the three-month LIBOR on the applicable dividend determination date you will not benefit from the three-month LIBOR at any time other than on the dividend determination date for such dividend period. As a result, changes in the three-month LIBOR may not result in a comparable change in the market value of the Series E Preferred Shares on or after May 28, 2027 and of the Series F Preferred Shares on or after July 30, 2028.

Increased regulatory oversight, uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2023 may adversely affect the value of and return on the Preferred Shares. If LIBOR is discontinued, distributions on the Series E Preferred Shares during the Series E Floating Rate Period and on the Series F Preferred Shares during the Series F Floating Rate Period, may be calculated using another base rate.

The United Kingdom Financial Conduct Authority (“FCA”), which regulates LIBOR, has announced that it will phase-out LIBOR by the end of 2023. It is unclear whether an extension will be granted or new methods of calculating LIBOR will be established such that it continues to exist after 2023, or if alternative rates or benchmarks will be adopted. Various alternative reference rates are being considered in the financial community. The Secured Overnight Financing Rate has been proposed by the Alternative Reference Rate Committee, a committee convened by the U.S. Federal Reserve that includes major market participants and on which regulators participate, as an alternative rate to replace U.S. dollar LIBOR. However, it is not possible at this time to know the ultimate impact a phase-out of LIBOR may have. The changes may adversely affect the trading market for LIBOR-based securities, including the Preferred Shares, or result in the phasing out of LIBOR as a reference rate for securities. In addition, any changes announced by the FCA, including the FCA Announcement, the ICE Benchmark Administration Limited (the independent administrator of LIBOR) or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which LIBOR rates are determined may result in a sudden or prolonged increase or decrease in reported LIBOR rates. If that were to occur, the level of dividends during the Floating Rate Period would be affected and the value of the Preferred Shares may be materially affected.

If the calculation agent appointed by us determines an alternative reference rate for Three-Month LIBOR Rate (as defined herein) as described above in “Summary—The Offering—Dividend Rate,” the calculation agent may, after consultation with us, make certain adjustments to such rate, including applying a spread thereon or with respect to the business day convention, dividend determination dates and related provisions and definitions, to make such alternative reference rate comparable to LIBOR, in a manner that is consistent with industry-accepted practices for such alternative reference rate. See “Summary—The Offering—Dividend Rate.”

Our Preferred Shares are subordinated to our debt, and your interests could be diluted by the issuance of additional preferred shares, including additional Preferred Shares, and by other transactions.

Our Preferred Shares are subordinate to all of our existing and future indebtedness. As of June 30, 2021, we had outstanding indebtedness of approximately $1.4 billion, and approximately $108.6 million of obligations under operating leases. Our existing indebtedness restricts, and our future indebtedness may include restrictions on, our ability to pay dividends on or redeem preferred shares. Our memorandum of association currently authorizes the issuance of up to 25,000,000 preferred shares in one or more classes or series. As of the date of this prospectus supplement, 3,515,245 Series D Preferred Shares, 4,743,708 Series E Preferred Shares and 6,740,328 Series F Preferred Shares, each with a liquidation preference of $25.00 per share, and 459,286 Series G Convertible Preferred Shares, each with a liquidation preference of $10.00 per share, are outstanding. The issuance of additional preferred shares on a parity with or senior to our Preferred Shares would dilute the interests of the holders of our Preferred Shares, and any issuance of preferred shares senior to our Preferred Shares or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Preferred Shares.

The terms of the Preferred Shares do not restrict our ability to engage in certain transactions, including spinoffs, transfers of assets or the formation of a master limited partnership, joint venture or other entity that may involve issuance of interests to third-parties in a substantial portion of our assets.

Although the Certificates of Designation with respect to each series of Preferred Shares contain restrictions on our ability to dilute the value of your investment in the Preferred Shares by issuing additional shares ranking senior to or, if cumulative dividends payable on outstanding Preferred Shares are in arrears, pari passu with the Preferred Shares, we may engage in other transactions that will result in a transfer of value to third parties. We may elect to sell one or more of our vessels or vessel-owning subsidiaries, conduct a spinoff of such vessels or subsidiaries, or contribute such vessels or vessel-owning subsidiaries to a joint venture, master limited partnership or other entity on terms with which you do not agree or that are not in the best interests of the holders of Preferred Shares. Any such transfer may reduce our asset base and our rights to cash flows related to the transferred assets. If we contribute assets to a joint venture or master limited partnership, the joint venture or master limited partnership may be owned by or issue equity securities to public or private investors, thereby reducing our percentage interest in such assets and in the related cash flows.

Market interest rates may adversely affect the value of our Preferred Shares.

One of the factors that will influence the price of our Preferred Shares will be the dividend yield on the Preferred Shares (as a percentage of the price of our Preferred Shares, as applicable) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Preferred Shares to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Preferred Shares to decrease.

As a holder of Preferred Shares you have extremely limited voting rights.

Your voting rights as a holder of Preferred Shares will be extremely limited. Our Common Shares are the only class or series of our shares carrying full voting rights. Holders of a series of Preferred Shares have no voting rights other than the ability, subject to certain exceptions, voting together as a class with all other classes or series of parity securities upon which like voting rights have been conferred and are exercisable (including each other series of the Preferred Shares), one director if dividends for six quarterly dividend periods (whether or not consecutive) payable on any series of the Preferred Shares or any other parity securities (including each other series of the Preferred Shares) are in arrears and certain other limited protective voting rights described in this prospectus under “Description of our Share Capital—Preferred Shares—Preferred Share Voting Rights.”

The Preferred Shares have not been rated, and ratings of any other of our securities may affect the trading price of the Preferred Shares.

We have not sought to obtain a rating for any of the Preferred Shares or our Series G Convertible Preferred Shares, and the shares may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Preferred Shares or our Series G Convertible Preferred Shares or that we may elect to obtain a rating of our Preferred Shares in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Preferred Shares or our Series G Convertible Preferred Shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn (or if ratings for such other securities would imply a lower relative value for the Preferred Shares), could adversely affect the market for, or the market value of, the Preferred Shares. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Preferred Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Preferred Shares may not reflect all risks related to us and our business, or the structure or market value of the Preferred Shares.

The Preferred Shares rank junior to any Senior Securities and pari passu with one another.

Our Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares rank junior to any senior securities and pari passu with one another, our Series G Convertible Preferred Shares and any other class or series of share capital established after the original issue date of the applicable series of Preferred Shares that is not expressly subordinated or senior to the applicable series of Preferred Shares as to the payment of dividends and amounts payable upon liquidation or reorganization. If less than all dividends payable with respect to a series of Preferred Shares and any parity securities, including our Series G Convertible Preferred Shares, are paid, any partial payment shall be made pro rata with respect to shares of such Preferred Shares and any parity securities, including our Series G Convertible Preferred Shares, entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.

The Preferred Shares are redeemable at our option.

We may, at our option, redeem some or all of the Series D Preferred Shares after April 29, 2020, some or all of the Series E Preferred Shares on or after May 28, 2027 and some or all of the Series F Preferred Shares on or after July 30, 2028. If we redeem your Preferred Shares, you will be entitled to receive a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. We may choose to exercise our optional redemption rights when prevailing interest rates have declined, which would adversely affect your ability to reinvest your proceeds from the redemption in a comparable investment with an equal or greater yield to the yield on the Preferred Shares had the shares not been redeemed.

The amount of the liquidation preference applicable to each series of Preferred Shares is fixed and you have no right to receive any greater payment.

The payment due upon liquidation is fixed at the liquidation preference of $25.00 per Preferred Share, plus an amount equal to all accumulated and unpaid dividends thereon to the date of liquidation, whether or not declared. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you have no right to receive or to participate in these amounts. In addition, if the market price of your Preferred Shares is greater than the liquidation preference, you have no right to receive the market price from us upon our liquidation.

Our ability to pay dividends on and to redeem or purchase our Common Shares and Preferred Shares is limited by the requirements of Bermuda law.

Bermuda law provides that we may pay dividends on the Shares only to the extent that assets are legally available for such purposes. Dividends and distributions may only be paid or made if we can meet the solvency tests in the Companies Act 1981, as amended, of Bermuda. In addition, under Bermuda law we may not pay dividends on Common Shares or Preferred Shares if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

Under Bermuda law, we may redeem or purchase the Shares subject to the following limitations. Amounts paid for such redemption or purchase in excess of the $5.00 par value of the common shares and the $1.00 par value of the Preferred Shares may only come from the proceeds of a new issue of shares made for the purpose of the redemption or purchase, out of share premium or out of funds that would otherwise be available for dividends or distributions. The $1.00 par value of the redeemed or repurchased Preferred Shares may be paid out of the capital paid up on the Preferred Shares or funds that would otherwise be available for dividends or distributions. A redemption or repurchase is not lawful if there are reasonable grounds for believing that we are, or thereafter would be, unable to pay our liabilities as they become due.

Tax Risks

In addition to the following risk factors, you should read “Item 10. Additional Information—Tax Considerations” in our Annual Report on Form 20-F filed with the SEC on April 16, 2021 for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of our Shares.

If we were to be subject to tax in jurisdictions in which we operate, our financial results would be adversely affected.

Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. We have received from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966 of Bermuda, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to us or to any of our operations or shares, debentures or other obligations, until March 23, 2035. We believe that we should not be subject to tax under the laws of various countries other than the United States in which we conduct activities or in which our customers are located. However, our belief is based on our understanding of the tax laws of those countries, and our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law or interpretation. We cannot determine in advance the extent to which certain jurisdictions may require us to pay tax or to make payments in lieu of tax. In addition, payments due to us from our customers may be subject to tax claims.

If we or our subsidiaries are not entitled to exemption under Section 883 of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), for any taxable year, we or our subsidiaries would be subject for those years to a 4% United States federal income tax on our gross U.S.-source shipping revenue, without allowance for deductions, under Section 887 of the Internal Revenue Code. The imposition of such tax could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders. See “Item 10. Additional Information. Tax Considerations—United States federal income tax considerations” in our Annual Report on Form 20-F filed with the SEC on April 16, 2021 for additional information about the requirements of this exemption.

If we were treated as a passive foreign investment company, a U.S. investor in our shares would be subject to disadvantageous rules under the U.S. tax laws.

If we were treated as a passive foreign investment company (a “PFIC”) in any year, U.S. holders of our shares would be subject to unfavorable U.S. federal income tax treatment. We do not believe that we will be a PFIC in 2021 or in any future year. However, PFIC classification is a factual determination made annually and we could become a PFIC if the portion of our income derived from bareboat charters or other passive sources were to increase substantially or if the portion of our assets that produce or are held for the production of passive income were to increase substantially. Moreover, the IRS may disagree with our position that time and voyage charters do not give rise to passive income for purposes of the PFIC rules. Accordingly, we can provide no assurance that we will not be treated as a PFIC for 2021 or for any future year. Please see “Item 10. Additional Information—Tax Considerations—United States federal income tax considerations—United States Holders—Passive Foreign Investment Company Considerations” in our Annual Report on Form 20-F filed with the SEC on April 16, 2021 for a description of the PFIC rules.

Dividends we pay with respect to our shares to United States holders would not be eligible to be taxed at reduced U.S. tax rates applicable to qualifying dividends if we were a passive foreign investment company or under other circumstances.

Distributions on the shares of non-U.S. companies that are treated as dividends for U.S. federal income tax purposes and are received by individuals generally are eligible for taxation at capital gain rates if the shares with respect to which the dividends are paid are readily tradable on an established securities market in the United States. This treatment will not be available to dividends we pay, however, if we qualify as a PFIC for the taxable year of the dividend or the preceding taxable year, or to the extent that (i) the shareholder does not satisfy a holding period requirement that generally requires that the shareholder hold the shares on which the dividend is paid for more than 60 days during the 121-day period that begins 60 days before the date on which the shares become ex-dividend with respect to such dividend, (ii) the shareholder is under an obligation to make related payments with respect to substantially similar or related property or (iii) such dividend is taken into account as investment income under Section 163(d)(4)(B) of the Internal Revenue Code. We do not believe that we qualified as a PFIC for our last taxable year and, as described above, we do not expect to qualify as a PFIC for our current or future taxable years. Legislation has been previously proposed in the United States Congress which, if enacted in its proposed form, would likely cause dividends on our shares to be ineligible for the preferential tax rates described above. There can be no assurance regarding whether, or in what form, such legislation will be enacted.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus (and in the documents and statements incorporated by referenced herein) that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “may,” “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders and other written materials.

We have based these forward-looking statements on our current expectations and projections about future events, including:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent business and vessel acquisitions, business strategy, areas of possible expansion and expected capital spending and our ability to fund such expenditures;

•	operating expenses including the availability of key employees, crew, length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

•

general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand of crude oil, petroleum products and LNG, including the impact of the recent outbreak of the COVID-19 virus and the ongoing efforts throughout the world to contain it;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies and the impact of the COVID-19 pandemic;

•	the carrying value of our vessels and the potential for any asset impairments;

•	our expectations about the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into period time charters with our customers and secure profitable employment for our vessels in the spot market;

•	the ability and willingness of our counterparties, including our charterers and shipyards, to honor their contractual obligations;

•	our expectations relating to dividend payments and ability to make such payments;

•	our ability to leverage to our advantage the relationships and reputation of Tsakos Columbia Shipmanagement within the shipping industry;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation;

•	global and regional political conditions;

•	tanker, product carrier and LNG carrier supply and demand; and

•	other factors discussed in the “Risk Factors” described in our most recent Annual Report on Form 20-F.

We caution that the forward-looking statements included in this prospectus (and in the documents and statements incorporated by reference herein) represent our estimates and assumptions only as of the date of this prospectus (and in the documents and statements incorporated by reference herein) and are not intended to give any assurance as to future results. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described under “Risk Factors” and in the “Risk Factors” described in our Annual Report on Form 20-F. As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

We plan to use the net proceeds from the sale of the Shares offered by this prospectus supplement for general corporate purposes.

CAPITALIZATION

Our capitalization as of June 30, 2021 is set forth in Exhibit 99.1 to our Report on Form 6-K furnished to the SEC on October 26, 2021, which is incorporated by reference herein.

COMMON SHARE DIVIDEND POLICY

While we cannot assure you that we will do so, and subject to the limitations discussed below, we intend to pay regular semi-annual cash dividends on our Common Shares.

There can be no assurance that we will pay dividends or as to the amount of any dividend. The payment and the amount will be subject to the discretion of our board of directors and will depend, among other things, on available cash balances, anticipated cash needs, our results of operations, our financial condition, and any loan or other financing agreement restrictions binding us or our subsidiaries, as well as other relevant factors. For example, if we earned a capital gain on the sale of a vessel or newbuilding contract, we could determine to reinvest that gain instead of using it to pay dividends. Depending on our operating performance for that year, this could result in no dividend at all despite the existence of net income, or a dividend that represents a lower percentage of our net income. Of course, any payment of cash dividends could slow our ability to renew and expand our fleet.

Because we are holding a company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us, including restrictions in the Shyris Shipping Preferred Shares. Under the terms of certain of our existing debt financing arrangements, we are permitted to declare or pay a cash dividend as long as we are not in default under such financing arrangements and an event of default would not occur as a result of the payment of such dividends. In addition, cash dividends can be paid only to the extent permitted by Bermuda law and our financial covenants, and are subject to the priority of our outstanding preferred shares.

DESCRIPTION OF OUR SHARE CAPITAL

Our authorized share capital consists of 35,000,000 common shares, par value $5.00 per share, and 25,000,000 blank check preferred shares, $1.00 par value per share. 3,910,000 preferred shares have been designated 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares as described below under “—Series D Preferred Shares”, 5,000,000 preferred shares have been designated Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares as described below under “—Series E Preferred Shares”, 8,100,000 preferred shares have been designated Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares as described below under “—Series F Preferred Shares” and 459,286 preferred shares have been and remain designated Series G Redeemable Convertible Perpetual Preferred Shares as described below under “—Series G Convertible Preferred Shares.” As permitted pursuant to the respective Certificates of Designation, the Company’s Board of Directors may from time to time designate additional Series D, E and/or F preferred shares for issuance under this prospectus supplement or otherwise, out of the authorized but unissued preferred shares. As of October 28, 2021, there were outstanding: 20,969,951 common shares (and 678,173 common shares issued and held as treasury shares), 3,515,245 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares, 4,743,708 9.25% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares, 6,740,328 9.50% Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares and 459,286 Series G Redeemable Convertible Perpetual Preferred Shares. You should read the more detailed provisions of our Memorandum of Association and Bye-laws and “Item 10. Additional Information—Description of Share Capital” starting on page 83 of our Annual Report on Form 20-F for the year ended December 31, 2020, which was filed with the SEC on April 16, 2021 and incorporated herein by reference, for provisions that may be important to you.

Common Shares

The holders of common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time declare. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our Bye-laws, which means that the holders of a majority of the common shares voted can elect all of the directors then standing for election. Our Bye-laws provide for a staggered board of directors, with one-third of those directors who are not managing directors (as defined in our Bye-laws and which consist of our executive directors) selected each year. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

Preferred Shares

Under our Bye-laws, our board of directors has the authority to issue preferred shares in one or more series, and to establish the terms and preferences of the shares of each series, up to the number of preferred shares authorized under our constitutive documents as described above. Holders of each series of preferred shares will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred shares in liquidation, including common shares.

Series D Preferred Shares

We had 3,515,245 of our 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares outstanding as of October 28, 2021, which were issued on April 29, 2015, in the first quarter of 2017 and in 2021. The initial liquidation preference of the Series D Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time after April 29, 2020. The shares carry an annual dividend rate of 8.75% per $25.00 of liquidation preference per share. The Series D Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series D Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series D

Preferred Shares and any pari passu securities will generally be entitled to receive, on a pro rata basis, the liquidation preference of the Series D Preferred Shares, or, in the case of pari passu securities, the liquidation preference of such series of pari passu securities, plus an amount equal to accumulated and unpaid dividends ratably with any pari passu securities, after satisfaction of all liabilities to our creditors and holders of securities senior to the Series D Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our common shares. The Series D Preferred Shares rank pari passu with the Series E Preferred Shares and the Series F Preferred Shares and Series G Convertible Preferred Shares. The Series D Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and their holders are not entitled to any preemptive or similar rights.

For a detailed description of the Series D Preferred Shares, please refer to the description of our Series D Preferred Shares set forth in our registration statement on Form 8-A filed with the SEC on April 24, 2015, which incorporates by reference the description of the Series D Preferred Shares contained in our prospectus filed with the SEC on April 24, 2015, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus supplement.

Series E Preferred Shares

We had 4,743,708 of our 9.25% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares outstanding as of October 28, 2021, which were issued on April 5, 2017 and in 2021. The initial liquidation preference of the Series E Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after May 28, 2027. Dividends on the Series E Preferred Shares are cumulative from the date of original issue and will be payable quarterly in arrears on the 28th day of February, May, August and November of each year, commencing May 28, 2017, when, as and if declared by our board of directors. Dividends will be payable from cash available for dividends (i) from and including the original issue date to, but excluding, May 28, 2027 at a fixed rate equal to 9.25% per annum of the stated liquidation preference and (ii) from and including May 28, 2027, at a floating rate equal to three-month LIBOR plus a spread of 6.881% per annum of the stated liquidation preference. The Series E Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series E Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series E Preferred Shares and any pari passu securities will generally be entitled to receive, on a pro rata basis, the liquidation preference of the Series E Preferred Shares, or, in the case of pari passu securities, the liquidation preference of such series of pari passu securities, plus an amount equal to accumulated and unpaid dividends ratably with any pari passu securities, after satisfaction of all liabilities to our creditors and holders of securities senior to the Series E Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our common shares. The Series E Preferred Shares rank pari passu with the Series D Preferred Shares, the Series F Preferred Shares and Series G Convertible Preferred Shares. The Series E Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and their holders are not entitled to any preemptive or similar rights.

For a detailed description of the Series E Preferred Shares, please refer to the description of our Series E Preferred Shares set forth in our registration statement on Form 8-A filed with the SEC on April 4, 2017, which incorporates by reference the description of the Series E Preferred Shares contained in our prospectus filed with the SEC on March 31, 2017, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus supplement.

Series F Preferred Shares

We had 6,740,328 of our 9.50% Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares outstanding as of October 28, 2021, which were issued on June 28, 2018 and in 2021. The initial liquidation preference of the Series F Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after July 30, 2028. Dividends on the Series F Preferred Shares are cumulative from the date of original issue and will be payable quarterly in arrears on the 30th day of January, April, July and October of each year, commencing October 30, 2018, when, as and if declared by our board of directors. Dividends will be payable from cash available for dividends (i) from and including the original issue date to, but excluding, July 30, 2028 at a fixed rate equal to 9.50% per annum of the stated liquidation preference and (ii) from and including July 30, 2028, at a floating rate equal to three-month LIBOR plus a spread of 6.54% per annum of the stated liquidation preference. The Series F Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series F Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series F Preferred Shares and any pari passu securities will generally be entitled to receive, on a pro rata basis, the liquidation preference of the Series F Preferred Shares, or, in the case of pari passu securities, the liquidation preference of such series of pari passu securities, plus an amount equal to accumulated and unpaid dividends ratably with any pari passu securities, after satisfaction of all liabilities to our creditors and holders of securities senior to the Series F Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our common shares. The Series F Preferred Shares rank pari passu with the Series D Preferred Shares, Series E Preferred and Series G Convertible Preferred Shares. The Series F Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and their holders are not entitled to any preemptive or similar rights.

For a detailed description of the Series F Preferred Shares, please refer to the description of our Series E Preferred Shares set forth in our registration statement on Form 8-A filed with the SEC on June 27, 2018, which incorporates by reference the description of the Series F Preferred Shares contained in our prospectus filed with the SEC on June 25, 2018, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus supplement.

Series G Convertible Preferred Shares

We had outstanding 459,286 of our Series G Redeemable Convertible Perpetual Preferred Shares, par value $1.00 per share and liquidation preference $10.00 per share, which were convertible into an aggregate of 306,190 of our common shares, as of October 28, 2021. We issued 3,500,000 Series G Convertible Preferred Shares at a purchase price of $10.00 per share, in a private placement on September 25, 2019 (the “Series G Closing Date”) pursuant to a Share Purchase Agreement, dated September 23, 2019, between us, our subsidiary Shyris Shipping Company S.A. (“Shyris Shipping”) and AY Tank Limited, as purchaser. On December 23, 2019, 875,000 Series G Convertible Preferred Shares converted into 583,333 common shares; on January 15, 2020, the holders of the Series G Convertible Preferred Shares converted 10,000 Series G Convertible Preferred Shares into 6,667 common shares, in each case after giving effect to the 1-for-5 reverse stock split effected by us on July 1, 2020, and on February 1, 2021 and August 1, 2021 we redeemed 1,798,651 and 357,063, respectively, Series G Convertible Preferred Shares in exchange for 1,900,000 and 388,841, respectively, Shyris Shipping Preferred Shares (as defined below). The Series G Convertible Preferred Shares have a stated coupon rate of 0%, subject to adjustment in the event of a cross- default or failure to redeem on any redemption date, and participate on an as-converted basis in dividends declared and paid on the Company’s common shares.

The Series G Convertible Preferred Shares are convertible at any time, at the option of the holder, at a conversion price of $15.00 per share, representing a conversion rate of two-thirds of a common share per Series G Convertible Preferred Share. All or a portion of the Series G Convertible Preferred Shares will automatically convert into common shares at the conversion rate if the trading price of the Company’s common shares exceed certain levels between 130% and 170% of the conversion price. The holders, however, will be prohibited from converting the Series G Convertible Preferred Shares into common shares to the extent that, as a result of such conversion, the holder would own more than 9.99% of the total number common shares then issued and outstanding, provided that the holders may increase this ownership limitation upon 61-days’ notice to the Company.

The holders of the Series G Convertible Preferred Shares generally do not have voting rights. However, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Convertible Preferred Shares, voting as a single class, the Company may not adopt any amendment to its memorandum of association or bye-laws that materially or adversely alters or affects the preferences, powers or rights of the Series G Convertible Preferred Shares in any respect or any amendment to the Series G Convertible Preferred Shares Certificate of Designations. The Series G Convertible Preferred Shares rank pari passu with the Company’s other outstanding series of preferred shares, including the Series D Preferred Shares, the Series E Preferred Shares and the Series F Preferred Shares, and senior to the Company’s common shares with respect to dividend distributions and distributions upon any liquidation event.

As noted above, on February 1, 2021, 1,798,651 outstanding Series G Convertible Preferred Shares, which had an aggregate redemption price of $19.0 million were mandatorily exchanged for 1,900,000 Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.001 per share, each with a liquidation preference of $10.00 per share (the “Shyris Shipping Preferred Shares”) issued by Shyris Shipping, which owns all of the equity interests in subsidiaries which own four conventional crude oil tankers delivered in 2019 and 2020. On August 2, 2021, 357,063 Series G Convertible Preferred Shares, which had an aggregate redemption price of approximately $3.89 million, were mandatorily exchanged for 388,841 Shyris Shipping Preferred Shares. If certain limitations intended to ensure Shyris Shipping’s compliance with Section 883 of the Internal Revenue Code of 1986, as amended, cease to apply prior to the fifth anniversary of the Series G Closing Date, some or all of the 459,286 Series G Convertible Preferred Shares that remained outstanding as of that date will be mandatorily redeemed for Shyris Shipping Preferred Shares (or to the extent the aggregate mandatory redemption price of such Series G Convertible Preferred Shares exceeds $12.11 million, converted into common shares at the conversion rate (unless the Company elects to redeem such Series G Convertible Preferred Shares for cash). On the fifth anniversary of the Series G Closing Date, any Series G Convertible Preferred Shares that remain outstanding will automatically convert into the Company’s common shares at the conversion rate (unless the Company elects to redeem such Series G Convertible Preferred Shares for cash). The redemption price for the Series G Convertible Preferred Shares is the higher of 95% of the as-converted value of the Series G Convertible Preferred Shares, based on a six-month VWAP of the Company’s common shares, or a price providing for a return of 7.75% per annum on an actual/360-day basis on the Series G Convertible Preferred Shares, taking into account all dividends actually received on the Series G Convertible Preferred Shares.

The Shyris Shipping Preferred Shares are entitled to receive cumulative semi-annual dividends from Shyris Shipping at a rate of 7.50% per annum, payable in arrears on the 1st day of March and September of each year, as, when and if declared by the Shyris Shipping Board of Directors. As long as Shyris Shipping Preferred Shares are outstanding, Shyris Shipping cannot declare or pay dividends to the Company or incur additional indebtedness without the consent of the holder of Shyris Shipping Preferred Shares. The initial liquidation preference of the Shyris Shipping Preferred Shares is $10.00 per share, subject to adjustment. Upon any liquidation or dissolution of Shyris Shipping, holders of Shyris Shipping Preferred Shares will generally be entitled to receive, on a pro rata basis, the liquidation preference of the Shyris Shipping Preferred Shares, plus an amount equal to accumulated and unpaid dividends ratably with any pari passu securities, after satisfaction of all liabilities to Shyris Shipping creditors, before any distribution is made to or set aside for the holders of junior shares, including the common shares of Shyris Shipping owned by the Company. At any time that Shyris Shipping Preferred Shares are outstanding, free cash flow available for distribution, as defined in the Statement of Designation of the Shyris Shipping Preferred Shares, is required to be applied by Shyris Shipping towards any accrued and unpaid dividends and redemption of such Shyris Shipping Preferred Shares before any dividends on, or repurchases or redemptions of, other equity securities of the Shyris Shipping Preferred Shares. The holders of the Shyris Shipping Preferred Shares have no right to vote on matters on which shareholders of the Company are entitled to vote. The holders of the Shyris Shipping Preferred Shares generally do not have any other voting rights, however, in the event that six semi-annual dividends, whether consecutive or not, payable on Shyris Shipping Preferred Shares are in arrears, the holders of Shyris Shipping Preferred Shares, will have the right, voting separately as a class, to elect one member of Shyris Shipping’s board of directors and the affirmative vote or consent of the holders of at least two-thirds of the outstanding Shyris Shipping Preferred Shares, voting as a single class, are required for Shyris Shipping to take certain actions. The Shyris Shipping Preferred Shares are non-convertible and perpetual, and are redeemable by Shyris Shipping, in whole or in part, at redemption prices that decline over time to 100% of the deemed issuance price, plus any accrued and unpaid dividends, by the fifth anniversary of issuance or at 100% of the deemed issuance price, plus any accrued and unpaid dividends, at any time after issuance with cash from operations and in certain other circumstances. If Shyris Shipping, directly or indirectly, sells or otherwise voluntarily disposes of a vessel, including any of the four conventional tankers its wholly- owned subsidiaries currently own, or a stake in any vessel owning company or causes a vessel to be damaged or a charter or management agreement relating to any vessel to be terminated or breached, then all net proceeds (after payment of related expenses and associated debt) received therefrom is required to be used to redeem Shyris Shipping Preferred Shares.

Preferred Share Voting Rights

The Series D, Series E and Series F Preferred Shares and Series G Convertible Preferred Shares have no voting rights except as set forth below or as otherwise provided by Bermuda law. In the event that six quarterly dividends, whether consecutive or not, payable on Series D, Series E or Series F Preferred Shares are in arrears, the holders of Series D, Series E and/or Series F Preferred Shares, as the case may be, will have the right, voting separately as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of parity securities upon which like voting rights have been conferred and with which the Series D, Series E or Series F Preferred Shares, respectively, voted as a class for the election of such director). The right of such holders of Series D, Series E or Series F Preferred Shares, as the case may be, to elect a member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series D, Series E or Series F. Preferred Shares, as the case may be, have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series D, Series E and Series F Preferred Shares and any other parity securities to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the holders of the Series D, Series E and Series F Preferred Shares and any other parity securities shall each be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Convertible Preferred Shares, respectively, each voting as a single class, we may not adopt any amendment to the Memorandum of Association that adversely alters the preferences, powers or rights of Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Convertible Preferred Shares in any material respect.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding, Series D, Series E and Series F Preferred Shares, respectively, each voting as a single class, we may not:

•

issue any securities ranking pari passu with the Series D, Series E and Series F Preferred Shares if the cumulative dividends payable on outstanding Series D, Series E or Series F Preferred Shares, as applicable, are in arrears; or

•	create or issue any equity securities ranking senior to the Series D, Series E and Series F Preferred Shares.

On any matter described above in which the holders of the Series D, Series E, Series F and Series G Convertible Preferred Shares, respectively, are entitled to vote as a class, such holders will be entitled to one vote per share.

The Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Convertible Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding Series G Convertible Preferred Shares we also may not:

•	adopt any amendment to the Certificate of Designation of such series (including by merger, consolidation or otherwise); or

•	split, combine, reverse split or undertake a similar action with respect to the Series G Convertible Preferred Shares.

Rights in Liquidation

Under Bermuda law, in the event of liquidation or winding-up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, including the Series D Preferred Shares, the Series E Preferred Shares, Series F Preferred Shares and the Series G Convertible Preferred Shares, the proceeds of the liquidation or winding-up would be distributed ratably among the holders of the Company’s common shares.

Computershare Trust Company N.A. serves as transfer agent and registrar for our common shares and our Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Convertible Preferred Shares.

New York Stock Exchange Listing

Our common shares are listed on the New York Stock Exchange under the ticker symbol “TNP.” Our Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares are listed on the New York Stock Exchange under the trading symbols “TNP-PD”, “TNP-PE” and “TNP-PF”, respectively.

TAX CONSIDERATIONS

You should carefully read the discussion of the principal U.S. Federal income tax and Bermuda tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares set forth in the section of our Annual Report on Form 20-F entitled “Item 10. Additional Information—Tax Considerations.”

PLAN OF DISTRIBUTION

On October 29, 2021, we entered into an amendment to our at-the-market equity offering sales agreement, dated May 5, 2021, with DNB Markets, Inc. and Virtu Americas LLC, as our sales agents (as so amended, the “sales agreement”) to increase the amount of our Common Shares and Preferred Shares that we may sell thereunder through the sales agents by an additional $100,000,000. As of the date of this prospectus supplement, we had issued and sold 2,774,108 Common Shares and 974,478 Preferred Shares with an aggregate sales price of $50.0 million pursuant to the sales agreement and the related prospectus supplement dated May 5, 2021, the net proceeds of which were approximately $48.9 million, after commissions and before deducting expenses of the offering. This prospectus supplement relates to the offer of the remaining amount of $100,000,000 of the Shares pursuant to the sales agreement. Sales of our Shares, if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended. Each sales agent will act as sales agent using commercially reasonable efforts to sell on our behalf all of the Shares requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between such sales agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement. The sales agents will not engage in any transactions that stabilize our Shares.

The applicable sales agent will offer the Shares subject to the terms and conditions of the sales agreement on any trading day or as otherwise agreed upon by us and the applicable sales agent. We will designate the maximum amount and minimum price of shares to be sold through such sales agent on a daily basis or otherwise determine such amounts together with such sales agent. Subject to the terms and conditions of the sales agreement, such sales agent will use its commercially reasonable efforts to sell on our behalf the Shares. We may instruct such sales agent not to sell shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or such sales agent may suspend the offering of Shares being made through such sales agent under the sales agreement upon proper notice to the other party. Shares sold pursuant to the sales agreement will be sold through only one of the sales agents on any given day.

Each sales agent will receive from us a commission equal to 2.0% of the gross sales price per share for any Shares sold through it under the sales agreement. In addition, we have agreed to reimburse legal expenses of the sales agents in an amount not to exceed $75,000. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares.

Each sales agent will provide written confirmation to us following the close of trading on the New York Stock Exchange each day in which Shares are sold by such sales agent for us under the sales agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share, the net proceeds to us, and the compensation payable by us to such sales agent.

Settlement for sales of Shares will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us.

Under the terms of the sales agreement, we also may sell our Shares to each sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell our Shares to a sales agent as principal, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of the Shares on our behalf, each sales agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to such sales agent will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to each sales agent against certain civil liabilities, including liabilities under the Securities Act.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to the sales agents under the sales agreement, will be approximately $380,000.

The offering of Shares pursuant to the sales agreement will terminate upon the earlier of (1) the sale of all of the Shares subject to the sales agreement and (2) the termination of the sales agreement by the sales agents or us.

Each sales agent has from time to time provided, and in the future may provide, certain commercial banking, investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future will receive, customary fees. In particular, an affiliate of DNB is a senior secured lender to us.

EXPENSES

The following are estimated expenses of the issuance and distribution of the Shares offered under this prospectus supplement, other than commissions payable to the sales agents, all of which will be paid by us.

SEC Registration Fee	$12,500	*
Legal Fees and Expenses	$125,000
NYSE Supplement Listing Fees	$65,000
Accounting Fees and Expenses	$60,000
Transfer Agent Fees	$5,000
Miscellaneous	$112,500
Total	$380,000

*	Previously paid

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at www.sec.gov. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus will be deemed to incorporate by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on April 16, 2021;

•

the description of our common shares in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002, and any amendments or reports filed updating that description;

•	our Reports on Form 6-K furnished to the SEC on May 5, 2021 and October 26, 2021 (as amended by the Report on Form 6-K/A furnished to the SEC on October 27, 2021);

•

the description of our 8.75% Series D cumulative redeemable perpetual preferred shares in our registration statement on Form 8-A (File No. 001-31236), filed  with the SEC on April 24, 2015 and any amendments or reports filed updating that description;

•

the description of our Series E fixed-to-floating rate  cumulative redeemable perpetual preferred shares in our registration statement on Form  8-A (File No. 001-31236), filed with the SEC on April 4, 2017 and any amendments or reports filed updating that description; and

•

the description of our Series F fixed-to-floating rate  cumulative redeemable perpetual preferred shares in our registration statement on Form  8-A (File No. 001-31236), filed with the SEC on June 27, 2018 and any amendments or reports filed updating that description.

We will also incorporate by reference all subsequent Annual Reports on Form 20-F that we file with the SEC. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of the initial registration statement, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and the materials furnished on an earlier Form 6-K and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this prospectus or any accompanying prospectus supplement and you should not rely upon statements made in those earlier periodic reports. In all cases, you should rely on the later information over different information in this prospectus or any accompanying prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel: 011 30 210 94 07710

Attention: George Saroglou

LEGAL MATTERS

The validity of the Shares offered hereby are being passed upon by Conyers Dill & Pearman Limited, special Bermuda counsel to Tsakos Energy Navigation Limited with respect to Bermuda law. Certain matters related to the offering are being passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. The sales agents are being represented by Duane Morris LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited appearing in Tsakos Energy Navigation Limited’s Annual Report (Form 20-F) for the year ended December 31, 2020, and the effectiveness of Tsakos Energy Navigation Limited’s internal control over financial reporting as of December 31, 2020 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece.

ENFORCEMENT OF CIVIL LIABILITIES

We are a Bermuda exempted company and our subsidiaries are organized under the laws of Liberia, Malta, Marshall Islands, Greece and Panama. As a result of being a Bermuda company, the rights of holders of our shares will be governed by Bermuda law, and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Most of our directors and executive officers are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our subsidiaries or those of our directors and officers who are not resident in the United States or to realize against them judgments obtained in the United States courts. In addition, you should not assume that courts in countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located:

•	would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon civil liabilities provisions of applicable U.S. federal and state securities laws; or

•	would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

PROSPECTUS

$500,000,000

TSAKOS ENERGY NAVIGATION LIMITED

DEBT SECURITIES

WARRANTS

RIGHTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

COMMON SHARES

PREFERRED SHARES

We may offer debt securities, warrants, rights, depositary shares, purchase contracts, units, common shares or preferred shares from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the other securities so listed. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by us pursuant to this prospectus will have an aggregate public offering price of up to $500,000,000.

In addition, the selling shareholders or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a periodic report, may offer and sell from time to time up to 6,325,604 common shares; 280,544 8.875% Series C Cumulative Redeemable Perpetual Preferred Shares (“Series C Preferred Shares”), 308,171 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares (“Series D Preferred Shares”), 145,000 Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares (“Series E Preferred Shares”) and 215,000 Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares (“Series F Preferred Shares”). We will not receive any of the proceeds from any such sales of common shares and preferred shares. Such common shares and preferred shares may also be sold in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) rather than under this prospectus.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.” The last reported sale price of our common shares on the New York Stock Exchange on July 30, 2020 was $9.05 per share.

Our Series C Preferred Shares are listed on the NYSE under the symbol “TNP PR C.” The last reported sale price of our Series C Preferred Shares on the NYSE on July 30, 2020 was $25.15 per share.

Our Series D Preferred Shares are listed on the NYSE under the symbol “TNP PR D.” The last reported sale price of our Series D Preferred Shares on the NYSE on July 30, 2020 was $20.27 per share.

Our Series E Preferred Shares are listed on the NYSE under the symbol “TNP PR E” The last reported sale price of our Series E Preferred Shares on the NYSE on July 30, 2020 was $19.23 per share.

Our Series F Preferred Shares are listed on the NYSE under the symbol “TNP PR F” The last reported sale price of our Series F Preferred Shares on the NYSE on July 30, 2020 was $19.10 per share.

Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at such address is 011 30 210 9407710.

Investing in our securities involves risks. See the section entitled “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission, the Registrar of Companies in Bermuda nor the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 7, 2020.

You should rely only on the information provided in this prospectus and any accompanying prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein and therein by reference contain forward-looking statements based on beliefs of our management. Any statements contained in this prospectus, any prospectus supplement or the documents incorporated herein and therein that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events, including:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent business and vessel acquisitions, business strategy, areas of possible expansion and expected capital spending and our ability to fund such expenditures;

•	operating expenses including the availability of key employees, crew, length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

•

general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand of crude oil, petroleum products and LNG, including the impact of the recent outbreak of the COVID-19 virus and the ongoing efforts throughout the world to contain it;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies and the impact of the COVID-19 pandemic;

•	the carrying value of our vessels and the potential for any asset impairments;

•	our expectations about the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into period time charters with our customers and secure profitable employment for our vessels in the spot market;

•	the ability and willingness of our counterparties, including our charterers and shipyards, to honor their contractual obligations;

•	our expectations relating to dividend payments and ability to make such payments;

•	our ability to leverage to our advantage the relationships and reputation of Tsakos Columbia Shipmanagement within the shipping industry;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation;

•	global and regional political conditions;

•	tanker, product carrier and LNG carrier supply and demand; and

•	other factors discussed in the “Risk Factors” described in our most recent Annual Report on Form 20-F.

The words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “should” and similar expressions as they relate to us are intended to identify such forward-looking

ii

statements. These forward-looking statements are not statements of historical fact and represent only our management’s belief as of the date hereof, and involve risks and uncertainties that could cause actual results to differ materially and inversely from expectations expressed in or indicated by the forward-looking statements.

Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, supply and demand for crude oil, product and LNG tankers, charter rates and vessel values, supply and demand for crude oil, petroleum products and liquefied natural gas, accidents, collisions and spills, environmental and other government regulation, the availability of debt financing, fluctuation of currency exchange and interest rates and the other risks and uncertainties discussed more fully under “Item 3. Key Information—Risk Factors” in our Annual Report on Form 20-F most recently filed with the U.S. Securities and Exchange Commission (“SEC”) and in our other filings with the SEC. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements.

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RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve certain risks. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F, and in any Reports on Form 6-K we subsequently file which are incorporated herein by reference and in any accompanying prospectus supplement before investing in any securities that may be offered.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Bermuda company and our subsidiaries are organized under the laws of Liberia, Malta, Marshall Islands, Greece and Panama. As a result of being a Bermuda company, the rights of holders of our shares will be governed by Bermuda law, and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Most of our directors and executive officers are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our subsidiaries or those of our directors and officers who are not resident here or to realize against them judgments obtained in the United States courts. In addition, you should not assume that courts in countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located:

•	would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon civil liabilities provisions of applicable U.S. federal and state securities laws; or

•	would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell from time to time any combination of the securities described in this prospectus having an aggregate public offering price of $500,000,000 and any selling shareholders may sell up to 6,325,604 common shares, 280,544 Series C Preferred Shares, 308,171 Series D Preferred Shares, 145,000 Series E Preferred Shares and 215,000 Series F Preferred Shares, in one or more offerings. This prospectus provides you with a general description of the securities we may offer. When we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of Tsakos Energy Navigation Limited and certain material terms of the securities that may be offered that are known as of the date of this prospectus. When we use the words “the Company,” “we,” “us,” “ours” and “our,” we are referring to Tsakos Energy Navigation Limited and its consolidated subsidiaries. For a more complete understanding of the terms of a particular issuance of offered securities, and before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that we may offer;

•	the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

•	the documents referred to in “Where You Can Find Additional Information” for information about us, including our financial statements.

On July 1, 2020, a 1-for-5 reverse share split of the authorized common shares of Tsakos Energy Navigation Limited was effected. All common share and per common share data disclosed in this prospectus give effect to this reverse share split.

Our Company

Tsakos Energy Navigation Limited is a leading provider of international crude oil, petroleum product and liquefied natural gas (LNG) seaborne transportation services. As of July 31, 2020, we operated a diversified fleet of 64 double-hull vessels in the water, constituting a mix of modern crude oil carriers, petroleum product tankers and LNG carriers that provide world-wide marine transportation services for national, major and other independent oil companies and refiners under long, medium and short-term charters, and agreements for the construction of one LNG carrier, two suezmax tankers and up to three suezmax DP2 shuttle tankers (which includes two suezmax DP2 shuttle tankers subject to our option), aggregating approximately 8.0 million dwt. We believe that we have established a reputation as a safe, reliable and cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, has contributed to our ability to attract world-class energy producers, many of them on a repeat basis, and to our success in obtaining charter renewals, generating strong fleet utilization.

Our fleet is managed by Tsakos Energy Management Limited, or Tsakos Energy Management, a company owned by our chief executive officer. Tsakos Energy Management provides us with strategic advisory, financial, accounting and administrative services, while subcontracting the commercial management of our business to Tsakos Shipping & Trading, S.A. or Tsakos Shipping. In its capacity as commercial manager, Tsakos Shipping manages vessel purchases and sales and identifies and negotiates charter opportunities for our fleet. Tsakos Energy Management subcontracts the technical and operational management of our fleet to Tsakos Columbia Shipmanagement S.A., or TCM. TCM was formed by Tsakos family interests and a German private company, the owner of the internationally-known ship management company Columbia Shipmanagement Ltd., or CSM, as a joint-venture ship management company on an equal partnership basis to provide technical and operational management services to owners of vessels, primarily within the Greece-based market. TCM manages the technical and operational activities of most of our vessels. In its capacity as technical manager, TCM manages our day-to-day vessel operations, including maintenance and repair, crewing and supervising newbuilding construction. Tsakos Shipping continues to provide commercial management services for our vessels, which include chartering, charterer relations and vessel sale and purchase.

We are a Bermuda company. Our principal executive office is at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece, and our telephone number from the United States is 011 30 210 9407710.

The Securities We May Offer

We may use this prospectus to offer any of the following types of securities having an aggregate public offering price of $500,000,000:

•	debt securities;

•	warrants;

•	rights;

•	depositary shares;

•	purchase contracts;

•	units;

•	common shares; and

•	preferred shares.

We may issue securities of the types listed above which are convertible or exchangeable for other securities so listed.

When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. In addition, any selling shareholders or their pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 6,325,604 common shares, 280,544 Series C Preferred Shares, 308,171 Series D Preferred Shares, 145,000 Series E Preferred Shares and 215,000 Series F Preferred Shares, using this prospectus and any prospectus supplement.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Listing

Our common shares are listed on the New York Stock Exchange under the symbol “TNP”. Our Series C Preferred Shares are listed on the NYSE under the symbol “TNP PR C”; our Series D Preferred Shares are listed on the NYSE under the symbol “TNP PR D”; our Series E Preferred Shares are listed on the NYSE under the symbol “TNP PR E” and our Series F Preferred Shares are listed on the NYSE under the symbol “TNP PR F”.

If any other securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus or in any earlier incorporated document. You should not assume that information in any document incorporated by reference into this prospectus or any accompanying prospectus supplement is current as of any date other than the date of that document.

This prospectus will be deemed to incorporate by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on April 14, 2020;

•	our Reports on Form 6-K furnished to the SEC on July 7, 2020 and July 31, 2020;

•

the description of our common shares in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002, and any amendments or reports filed updating that description;

•

the description of our 8.875% Series C cumulative redeemable perpetual preferred shares in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2013, as amended by Form 8-A/A (File No. 001-31236), filed with the SEC on October 26, 2015;

•	the description of our 8.75% Series D cumulative redeemable perpetual preferred shares in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on April 24, 2015;

•

the description of our Series E fixed-to-floating rate cumulative redeemable perpetual preferred shares in our registration statement on  Form 8-A (File No. 001-31236), filed with the SEC on April 4, 2017; and

•

the description of our Series F fixed-to-floating rate cumulative redeemable perpetual preferred shares in our registration statement on  Form 8-A (File No. 001-31236), filed with the SEC on June 27, 2018.

We will also incorporate by reference all subsequent Annual Reports on Form 20-F that we file with the SEC. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of the initial registration statement, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and the materials furnished on an earlier Form 6-K and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this prospectus or any accompanying prospectus supplement and you should not rely upon statements made in those earlier periodic reports. In all cases, you should rely on the later information over different information in this prospectus or any accompanying prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel. 011 30 210 94 07710

Attention: George Saroglou

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	the acquisition of vessels;

•	additions to working capital; and

•	the repayment of indebtedness.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and our vessel acquisitions.

We will not receive any of the proceeds from any sale of common shares or preferred shares by the selling shareholders or by their respective pledgees, donees, transferees or other successors in interest.

CAPITALIZATION

Our capitalization will be set forth in our most recent Annual Report on Form 20-F or a Report on Form 6-K which is incorporated herein by reference, or in a prospectus supplement.

DESCRIPTION OF SECURITIES WE MAY OFFER

DEBT SECURITIES

In this section, references to “holders” mean those who own debt securities registered in their own names on the books that Tsakos Energy Navigation Limited or the indenture trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Book-Entry Procedures and Settlement.”

General

We may offer debt securities. As used in this prospectus, “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that Tsakos Energy Navigation Limited may issue from time to time. Debt securities offered by this prospectus will be either senior debt securities or subordinated debt securities. Senior debt securities will be issued under a “Senior Indenture” to be entered into later between us and a trustee and subordinated debt securities will be issued under a “Subordinated Indenture” to be entered into later between us and a trustee. This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.”

The form of Senior Indenture and the form of the Subordinated Indenture are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and debt securities, including the definitions therein of certain terms.

Debt securities will be direct obligations of Tsakos Energy Navigation Limited. Senior debt securities will rank equally with all of Tsakos Energy Navigation Limited’s other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of Tsakos Energy Navigation Limited’s present and future senior indebtedness.

Because Tsakos Energy Navigation Limited is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent Tsakos Energy Navigation Limited may be recognized as a creditor of that subsidiary. Accordingly, Tsakos Energy Navigation Limited’s obligations under debt securities will be structurally subordinated to all existing and future indebtedness and liabilities of its subsidiaries, and holders of debt securities should look only to Tsakos Energy Navigation Limited’s assets for payment thereunder.

The Indentures do not limit the aggregate principal amount of debt securities that Tsakos Energy Navigation Limited may issue and provide that Tsakos Energy Navigation Limited may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Tsakos Energy Navigation Limited may issue additional debt securities of a particular series without the consent of the holders of debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the series and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of such debt securities;

•	the price or prices at which Tsakos Energy Navigation Limited will sell such debt securities;

•	the maturity date or dates of such debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which such debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•

whether the amount of payments of principal of (and premium, if any) or interest on such debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•

the dates on which Tsakos Energy Navigation Limited will pay interest on such debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	whether the debt securities will be secured or unsecured;

•	the place or places where the principal of (and premium, if any) and interest on such debt securities will be payable;

•

if Tsakos Energy Navigation Limited possesses the option to do so, the periods within which and the prices at which Tsakos Energy Navigation Limited may redeem such debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•

Tsakos Energy Navigation Limited’s obligation, if any, to redeem, repay or purchase such debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which Tsakos Energy Navigation Limited will redeem, repay or purchase such debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which such debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•

the portion, or methods of determining the portion, of the principal amount of such debt securities which Tsakos Energy Navigation Limited must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•

the currency, currencies or currency unit in which Tsakos Energy Navigation Limited will pay the principal of (and premium, if any) or interest, if any, on such debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of such debt securities upon the occurrence of specified events;

•

any deletions from, modifications of or additions to the Events of Default or Tsakos Energy Navigation Limited’s covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•	the application, if any, of the terms of the Indentures relating to defeasance and covenant defeasance (which terms are described below) to such debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to such debt securities;

•	the terms, if any, upon which the holders may convert or exchange such debt securities into or for Tsakos Energy Navigation Limited’s common stock, preferred stock or other debt securities;

•	whether any of such debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of such debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to such debt securities; and

•	any other terms of such debt securities.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Unless otherwise specified in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. Debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the applicable prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of Tsakos Energy Navigation Limited’s Senior Indebtedness, to the extent and in the manner set forth in the Subordinated Indenture.

Under the Subordinated Indenture, “Senior Indebtedness” means all obligations of Tsakos Energy Navigation Limited in respect of any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on indebtedness of Tsakos Energy Navigation Limited for borrowed money;

•	all obligations guaranteed by Tsakos Energy Navigation Limited for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

•

all obligations guaranteed by Tsakos Energy Navigation Limited evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

•	any obligations of Tsakos Energy Navigation Limited as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all obligations of Tsakos Energy Navigation Limited for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•

all obligations of Tsakos Energy Navigation Limited in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which Tsakos Energy Navigation Limited is responsible or liable as obligor, guarantor or otherwise; and

•

all obligations of the types referred to above of other persons secured by any lien on any property or asset of Tsakos Energy Navigation Limited (whether or not such obligation is assumed by Tsakos Energy Navigation Limited).

Senior Indebtedness does not include:

•

indebtedness or monetary obligations to trade creditors created or assumed by Tsakos Energy Navigation Limited in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

•

any indebtedness of Tsakos Energy Navigation Limited to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with Tsakos Energy Navigation Limited that is a financing vehicle of Tsakos Energy Navigation Limited in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by Tsakos Energy Navigation Limited) unless otherwise expressly provided in the terms of any such indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if Tsakos Energy Navigation Limited defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, Tsakos Energy Navigation Limited will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on senior debt securities before the holders of subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occur, Tsakos Energy Navigation Limited will pay in full all Senior Indebtedness before it makes any payment or distribution under subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of Tsakos Energy Navigation Limited, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by Tsakos Energy Navigation Limited for the benefit of creditors; or

•	any other marshaling of Tsakos Energy Navigation Limited’s assets or liabilities.

In such event, any payment or distribution under subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of such subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, such subordinated debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

Conversion Rights

In the case of debt securities that are convertible into other securities, an accompanying prospectus supplement will set forth the terms on which such securities are convertible into shares of common stock, shares of preferred stock or other securities. Those terms will address whether conversion is mandatory, at the option of the holder or at our option. The terms may also provide that the number of shares or interests of our shares of common stock or other securities, as the case may be, to be received by the holders of the convertible debt securities will be calculated according to the market price of our shares of common stock or other securities, as the case may be, as of a time stated in the prospectus supplement or otherwise.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to each series of debt securities:

•	Tsakos Energy Navigation Limited’s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•

Tsakos Energy Navigation Limited’s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	Tsakos Energy Navigation Limited’s failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 60 days after it receives notice of such failure;

•

certain defaults with respect to Tsakos Energy Navigation Limited’s or its subsidiaries’ debt in any aggregate principal amount in excess of $50,000,000 consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt; and

•	certain events of bankruptcy, insolvency or reorganization.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived.

Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable.

Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof. Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to debt securities of such series.

No holder of a debt security of any series may institute any action against Tsakos Energy Navigation Limited under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request.

The terms of the Indentures require that Tsakos Energy Navigation Limited furnish annually to the trustee statements as to its compliance with all conditions and covenants under each Indenture.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, Tsakos Energy Navigation Limited may discharge or defease its obligations under each Indenture as set forth below.

Tsakos Energy Navigation Limited may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. Government Obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

If indicated in the applicable prospectus supplement, Tsakos Energy Navigation Limited may elect either (i) to defease and be discharged from any and all obligations with respect to debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants applicable to debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Tsakos Energy Navigation Limited must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, Tsakos Energy Navigation Limited shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with. Tsakos Energy Navigation Limited may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.

Modification and Waiver

Under the Indentures, Tsakos Energy Navigation Limited and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. Tsakos Energy Navigation Limited and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•

extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to institute suit for any payment on or with respect to any debt security;

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

•	reduce the requirements contained in the Indentures for quorum or voting; or

•	modify any of the above provisions.

If subordinated debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.

The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indentures which is affected by the modification or amendment to waive Tsakos Energy Navigation Limited’s compliance with certain covenants contained in the Indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as Tsakos Energy Navigation Limited may designate for such purpose from time to time.

Notwithstanding the foregoing, at Tsakos Energy Navigation Limited’s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by Tsakos Energy Navigation Limited and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by Tsakos Energy Navigation Limited for debt securities of a particular series will be named in the applicable prospectus supplement. Tsakos Energy Navigation Limited may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Tsakos Energy Navigation Limited will be required to maintain a paying agent in each place of payment for debt securities of a particular series.

All moneys paid by Tsakos Energy Navigation Limited to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to Tsakos Energy Navigation Limited upon request, and the holder of such debt security thereafter may look only to Tsakos Energy Navigation Limited for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•	DTC notifies Tsakos Energy Navigation Limited that it is unwilling or unable to continue serving as the depositary for the relevant global securities; or

•	DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

•	Tsakos Energy Navigation Limited determines, in its sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by Tsakos Energy Navigation Limited under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The Senior Indenture, the Subordinated Indenture and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

WARRANTS

We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant indenture between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant indenture will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

RIGHTS

We may issue rights to purchase our securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the person receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each securityholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred shares which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed with the SEC at the time of the offering and incorporated by reference into the registration statement of which this prospectus forms a part. You can obtain copies of these documents when they are filed by following the directions outlined in “Where You Can Find Additional Information.”

General

We may offer fractional preferred shares, rather than whole preferred shares. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred shares.

Deposit Agreement

The preferred shares underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will include the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a preferred share underlying that depositary share, to all the rights and preferences of that preferred share, including dividend, voting, redemption, conversion, and exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional preferred shares in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred shares to the record holders of the depositary shares relating to such preferred share in proportion to the number of such depositary shares owned by such holders.

The preferred share depositary will distribute any property other than cash received by it in respect of the preferred shares to the record holders of depositary shares entitled thereto. If the preferred share depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred shareholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Shares

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred shares series and any money or other property that those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred shares series on the basis described in the prospectus supplement, but holders of those whole preferred shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred shares series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Preferred Shares

If a series of preferred shares represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred shares depositary resulting from the redemption, in whole or in part, of such series of preferred shares. The depositary shares will be redeemed by the preferred shares depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred shares so redeemed.

Whenever we redeem preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same date the number of depositary shares representing the preferred shares so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred shares depositary by lot or ratably or by any other equitable method as the preferred shares depositary may select.

Convertibility and Exchangeability

Preferred shares of a series may be convertible or exchangeable into our common shares, another series of preferred shares or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred shares being offered have any conversion or exchange features, and will describe the related terms and conditions.

Voting Deposited Preferred Shares

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred shares are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred shares. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred shares depositary to vote the amount of the preferred shares represented by such holder’s depositary shares. The preferred shares depositary will try to vote the amount of such series of preferred shares represented by such depositary shares in accordance with such instructions.

We will agree to take all actions that the preferred shares depositary determines are reasonably necessary to enable the preferred shares depositary to vote as instructed. The preferred shares depositary will abstain from voting any series of preferred shares held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then issued and outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all issued and outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred shares has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Shares Depositary; Taxes and other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred shares and any redemption of preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of preferred shares upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The preferred shares depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary and its acceptance of such appointment. Such successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred shares depositary will forward all reports and communications from us which are delivered to the preferred shares depositary and which we are required to furnish to the holders of the deposited preferred shares.

Neither we nor the preferred shares depositary will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred shares depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred shares unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt securities or equity securities issued by us as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle its holder to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement.

Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts may be issued under either the senior indenture or the subordinated indenture.

UNITS

We may issue units consisting of one or more debt securities, purchase contracts, warrants, rights, preferred shares, depositary shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the debt securities, purchase contracts, warrants, rights, preferred shares, depositary shares, and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

CONVERTIBLE OR EXCHANGEABLE SECURITIES

We may issue securities of the types described in this prospectus that are convertible or exchangeable into other securities described herein. The terms of such convertible or exchangeable securities will be set forth in a prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

Our authorized share capital consists of 35,000,000 common shares, par value $5.00 per share, and 25,000,000 blank check preferred shares, $1.00 par value per share. 2,300,000 preferred shares have been designated 8.875% Series C Cumulative Redeemable Perpetual Preferred Shares as described below under “—Series C Preferred Shares,” 3,910,000 preferred shares have been designated 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares as described below under “—Series D Preferred Shares”, 4,600,000 preferred shares have been designated Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares as described below under “—Series E Preferred Shares”, 6,210,000 preferred shares have been designated Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares as described below under “— Series F Preferred Shares” and 2,615,000 preferred shares have been and remain designated Series G Redeemable Convertible Perpetual Preferred Shares as described below under “— Series G Convertible Preferred Shares.” As of July 1, 2020, there were outstanding: 18,781,049 common shares, 2,000,000 8.875% Series C Cumulative Redeemable Preferred Shares, 3,424,803 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares, 4,600,000 9.25% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares, 6,000,000 9.50% Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares and 2,615,000 Series G Redeemable Convertible Perpetual Preferred Shares.

On July 1, 2020, a 1-for-5 reverse share split of the authorized common shares of Tsakos Energy Navigation Limited was effected. All common share and per common share data disclosed in this prospectus give effect to this reverse share split. See Exhibit 99.2 to our Report on Form 6-K furnished to the SEC on July 31, 2020 and incorporated by reference herein for additional information regarding the reverse share split.

Common Shares

The holders of common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time declare. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our Bye-laws, which means that the holders of a majority of the common shares voted can elect all of the directors then standing for election. Our Bye-laws provide for a staggered board of directors, with one-third of those directors who are not managing directors (as defined in our Bye-laws and which consist of our executive directors) selected each year. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

Preferred Shares

Under our Bye-laws, our board of directors has the authority to issue preferred shares in one or more series, and to establish the terms and preferences of the shares of each series, up to the number of preferred shares authorized under our constitutive documents as described above. Holders of each series of preferred shares will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred shares in liquidation, including common shares.

Series C Preferred Shares

We have 2,000,000 of our 8.875% Series C Cumulative Redeemable Perpetual Preferred Shares outstanding as of July 1, 2020, which were issued on September 30, 2013. The initial liquidation preference of the Series C

Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after October 30, 2018. The shares carry an annual dividend rate of 8.875% per $25.00 of liquidation preference per share, subject to increase if (i) we fail to comply with certain covenants, (ii) we experience certain defaults under any of our credit facilities, (iii) four quarterly dividends payable on the Series C Preferred Shares are in arrears, or (iv) the Series C Preferred Shares are not redeemed in whole by October 30, 2020. The Series C Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series C Preferred Shares and any pari passu securities will generally be entitled to receive, on a pro rata basis, the liquidation preference of the Series C Preferred Shares, or, in the case of pari passu securities, the liquidation preference of such series of pari passu securities, plus an amount equal to accumulated and unpaid dividends ratably with any pari passu securities, after satisfaction of all liabilities to our creditors and holders of securities senior to the Series C Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our common shares. The Series C Preferred Shares rank pari passu with the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares and the Series G Convertible Preferred Shares. The Series C Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and their holders are not entitled to any preemptive or similar rights.

Series D Preferred Shares

We have 3,424,803 of our 8.75% Series D Cumulative Redeemable Perpetual Preferred Shares outstanding as of July 1, 2020, which were issued on April 29, 2015 and in the first quarter of 2017. The initial liquidation preference of the Series D Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after April 29, 2020. The shares carry an annual dividend rate of 8.75% per $25.00 of liquidation preference per share. The Series D Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series D Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series D Preferred Shares and any pari passu securities will generally be entitled to receive, on a pro rata basis, the liquidation preference of the Series D Preferred Shares, or, in the case of pari passu securities, the liquidation preference of such series of pari passu securities, plus an amount equal to accumulated and unpaid dividends ratably with any pari passu securities, after satisfaction of all liabilities to our creditors and holders of securities senior to the Series D Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our common shares. The Series D Preferred Shares rank pari passu with the Series C Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares and Series G Convertible Preferred Shares. The Series D Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and their holders are not entitled to any preemptive or similar rights.

Series E Preferred Shares

We had 4,600,000 of our 9.25% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares outstanding as of July 1, 2020, which were issued on April 5, 2017. The initial liquidation preference of the Series E Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after May 28, 2027. Dividends on the Series E Preferred Shares are cumulative from the date of original issue and will be payable quarterly in arrears on the 28th day of February, May, August and November of each year, commencing May 28, 2017, when, as and if declared by our board of directors. Dividends will be payable from cash available for dividends (i) from and including the original issue date to, but excluding, May 28, 2027 at a fixed rate equal to 9.25% per annum of the stated liquidation preference and (ii) from and including May 28, 2027, at a floating rate equal to three-month LIBOR plus a spread of 6.881% per annum of the stated liquidation preference. The Series E Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date.

As such, the Series E Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series E Preferred Shares and any pari passu securities will generally be entitled to receive, on a pro rata basis, the liquidation preference of the Series E Preferred Shares, or, in the case of pari passu securities, the liquidation preference of such series of pari passu securities, plus an amount equal to accumulated and unpaid dividends ratably with any pari passu securities, after satisfaction of all liabilities to our creditors and holders of securities senior to the Series E Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our common shares. The Series E Preferred Shares rank pari passu with the Series C Preferred Shares, the Series D Preferred Shares, the Series F Preferred Shares and Series G Convertible Preferred Shares. The Series E Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and their holders are not entitled to any preemptive or similar rights.

Series F Preferred Shares

We had 6,000,000 of our 9.50% Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares outstanding as of July 1, 2020, which were issued on June 28, 2018. The initial liquidation preference of the Series F Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after July 30, 2028. Dividends on the Series F Preferred Shares are cumulative from the date of original issue and will be payable quarterly in arrears on the 30th day of January, April, July and October of each year, commencing October 30, 2018, when, as and if declared by our board of directors. Dividends will be payable from cash available for dividends (i) from and including the original issue date to, but excluding, July 30, 2028 at a fixed rate equal to 9.50% per annum of the stated liquidation preference and (ii) from and including July 30, 2028, at a floating rate equal to three-month LIBOR plus a spread of 6.54% per annum of the stated liquidation preference. The Series F Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series F Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series F Preferred Shares and any pari passu securities will generally be entitled to receive, on a pro rata basis, the liquidation preference of the Series F Preferred Shares, or, in the case of pari passu securities, the liquidation preference of such series of pari passu securities, plus an amount equal to accumulated and unpaid dividends ratably with any pari passu securities, after satisfaction of all liabilities to our creditors and holders of securities senior to the Series F Preferred Shares, but before any distribution is made to or set aside for the holders of junior shares, including our common shares. The Series F Preferred Shares rank pari passu with the Series C Preferred Shares, Series D Preferred Shares, Series E Preferred and Series G Convertible Preferred Shares. The Series F Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and their holders are not entitled to any preemptive or similar rights.

Series G Convertible Preferred Shares

We had 2,615,000 of our Series G Redeemable Convertible Perpetual Preferred Shares, par value $1.00 per share and liquidation preference $10.00 per share, outstanding as of July 1, 2020. We issued 3,500,000 Series G Convertible Preferred Shares at a purchase price of $10.00 per share, in a private placement on September 25, 2019 pursuant to a Share Purchase Agreement, dated September 23, 2019, between us, our subsidiary Shyris Shipping Company S.A. (“Shyris Shipping”) and AY Tank Limited, as purchaser. On December 23, 2019, 875,000 Series G Convertible Preferred Shares converted into 583,333 common shares (2,916,666 common shares prior to the July 1, 2020 1-for-5 reverse share split) and, on January 15, 2020, the holders of the Series G Convertible Preferred Shares converted 10,000 Series G Convertible Preferred Shares into 6,667 common shares (33,333 common shares prior to the July 1, 2020 1-for-5 reverse share split). The Series G Convertible Preferred Shares have a stated coupon rate of 0%, subject to adjustment in the event of a cross-default or failure to redeem on any redemption date, and participate on an as-converted basis in dividends declared and paid on the Company’s common shares.

The Series G Convertible Preferred Shares are convertible at any time, at the option of the holder, at a conversion price of $15.00 per share, representing a conversion rate of three and one-third common shares per Series G Convertible Preferred Share. All or a portion of the Series G Convertible Preferred Shares will automatically convert into common shares at the conversion rate if the trading price of the Company’s common shares exceed certain levels between 130% and 170% of the conversion price. The holders, however, will be prohibited from converting the Series G Convertible Preferred Shares into common shares to the extent that, as a result of such conversion, the holder would own more than 9.99% of the total number common shares then issued and outstanding, provided that the holders may increase this ownership limitation upon 61-days’ notice to the Company. The Company may also redeem the Series G Convertible Preferred Shares prior to September 1, 2020, at the as-converted value of the Series G Convertible Preferred Shares, if the trading price of the common shares exceeds certain levels.

The holders of the Series G Convertible Preferred Shares generally do not have voting rights. However, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Convertible Preferred Shares, voting as a single class, the Company may not adopt any amendment to its memorandum of association or bye-laws that materially or adversely alters or affects the preferences, powers or rights of the Series G Convertible Preferred Shares in any respect or any amendment to the Series G Convertible Preferred Shares Certificate of Designations. The Series G Convertible Preferred Shares rank pari passu with the Company’s other outstanding series of preferred shares and senior to the Company’s common shares with respect to dividend distributions and distributions upon any liquidation event.

On February 1, 2021, or, if earlier, the delivery date of the last of the Company’s newbuilding conventional tankers, i.e. Hull 8042 (the “Redemption Date”), subject to certain limitations, outstanding Series G Convertible Preferred Shares having a redemption price of up to $35 million will be mandatorily exchanged for preferred shares (the “Shyris Shipping Preferred Shares”) to be issued by the subsidiary of the Company, Shyris Shipping, that will own such crude oil tankers. The redemption price at which the Series G Convertible Preferred Shares will be exchanged will be the higher of 95% of the as-converted value of the Series G Convertible Preferred Shares, based on a six-month VWAP of the Company’s common shares, or a price providing for a return of 7.75% per annum on an actual/360-day basis on the Series G Convertible Preferred Shares, taking into account all dividends actually received on the Series G Convertible Preferred Shares. To the extent certain limitations intended to ensure Shyris Shipping’s compliance with Section 883 of the Internal Revenue Code of 1986, as amended, result in less than $35 million of Shyris Shipping Preferred Shares being issued on the Redemption Date, Series G Convertible Preferred Shares with an aggregate redemption price equal to such shortfall below $35 million will remain outstanding, subject to redemption in exchange for Shyris Shipping Preferred Shares should such limitations cease to apply prior to the fifth anniversary of the Series G Closing Date, at which time such Series G Convertible Preferred Shares will automatically convert into Company common shares at the conversion rate or be redeemed for Shyris Shipping Preferred Shares. Any other Series G Convertible Preferred Shares not exchanged for Shyris Shipping Preferred Shares on the Redemption Date will automatically convert on such date into the Company’s common shares at the conversion rate (unless the Company elects to redeem such Series G Convertible Preferred Shares for cash). The Series G Convertible Preferred Shares holder will also have the right to require the Company to redeem the Series G Convertible Preferred Shares for cash, in the event of non-compliance with certain requirements relating to Shyris Shipping.

The Shyris Shipping Preferred Shares will be entitled to receive cumulative semi-annual dividends from Shyris Shipping at a rate of 7.50% per annum as, when and if declared by the Shyris Shipping Board of Directors. At any time that Shyris Shipping Preferred Shares are outstanding, free cash flow available for distribution, as defined in the Statement of Designation of the Shyris Shipping Preferred Shares, is required to be applied by Shyris Shipping towards any accrued and unpaid dividends and redemption of such Shyris Shipping Preferred Shares before any dividends on, or repurchases or redemptions of, other equity securities of the Shyris Shipping Preferred Shares. The Shyris Shipping Preferred Shares will be non-convertible and perpetual, and will be redeemable by Shyris Shipping, in whole or in part, at redemption prices that decline over time to 100% of the deemed issuance price, plus any accrued and unpaid dividends, by the fifth anniversary of issuance or at 100% of the deemed issuance price, plus any accrued and unpaid dividends, at any time after issuance with cash from operations and in certain other circumstances.

Bermuda Law

We are an exempted company organized under the Companies Act 1981 of Bermuda, as amended (the “Companies Act 1981 of Bermuda”). Bermuda law and our Memorandum of Association and Bye-laws govern the rights of our shareholders. Our objects and purposes are set forth in paragraph 6 and the Schedule to our Memorandum of Association. Our objects and purposes include to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which we or any subsidiary of ours is a member or which are in any manner controlled directly or indirectly by us. The Companies Act 1981 of Bermuda differs in some material respects from laws generally applicable to United States corporations and their shareholders. The following is a summary of the material provisions of Bermuda law and our organizational documents. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Available Information.”

Dividends. Under Bermuda law, a company may not pay dividends that are declared from time to time by its board of directors or make a distribution out of contributed surplus if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

Voting rights. Under Bermuda law, except as otherwise provided in the Companies Act 1981 of Bermuda or our Bye-laws, questions brought before a general meeting of shareholders are decided by a majority vote of common shareholders present at the meeting. Our Bye-laws provide that, subject to the provisions of the Companies Act 1981 of Bermuda, any question proposed for the consideration of the shareholders will be decided in a general meeting by a simple majority of the votes cast, on a show of hands, with each shareholder present (and each person holding proxies for any shareholder) entitled to one vote for each common share held by the common shareholder, except for special situations where a shareholder has lost the right to vote because he has failed to comply with the terms of a notice requiring him to provide information to the company pursuant to the Bye-laws, or his voting rights have been partly suspended under the Bye-laws as a consequence of becoming an interested person. In addition, a super-majority vote of not less than seventy-five percent (75%) of the votes cast at the meeting is required to effect any action related to the variation of class rights and a vote of not less than eighty percent (80%) of the votes cast at the meeting is required to effect any of the following actions: removal of directors, approval of business combinations with certain “interested” persons and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

The Series C, Series D, Series E, Series F and Series G Convertible Preferred Shares have no voting rights except as set forth below or as otherwise provided by Bermuda law. In the event that six quarterly dividends, whether consecutive or not, payable on Series C, Series D, Series E or Series F Preferred Shares are in arrears, the holders of Series C, Series D, Series E and/or Series F Preferred Shares, as the case may be, will have the right, voting separately as a class together with holders of any other parity securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of parity securities upon which like voting rights have been conferred and with which the Series C, Series D, Series E or Series F Preferred Shares, respectively, voted as a class for the election of such director). The right of such holders of Series C, Series D, Series E or Series F Preferred Shares, as the case may be, to elect a member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series C, Series D, Series E or Series F. Preferred Shares, as the

case may be, have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series C, Series D, Series E and Series F Preferred Shares and any other parity securities to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the holders of the Series C, Series D, Series E and Series F Preferred Shares and any other parity securities shall each be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding, Series C, Series D, Series E, Series F and Series G Convertible Preferred Shares, respectively, each voting as a single class, we may not adopt any amendment to the Memorandum of Association that adversely alters the preferences, powers or rights of Series C, Series D, Series E, Series F and Series G Convertible Preferred Shares in any material respect;

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding, Series C, Series D, Series E and Series F Preferred Shares, respectively, each voting as a single class, we may not

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issue any securities ranking pari passu with the Series C, Series D, Series E and Series F Preferred Shares if the cumulative dividends payable on outstanding Series C, Series D, Series E or Series F Preferred Shares, as applicable, are in arrears; or

•	create or issue any equity securities ranking senior to the Series C, Series D, Series E and Series F Preferred Shares.

On any matter described above in which the holders of the Series C, Series D, Series E, Series F and Series G Convertible Preferred Shares, respectively, are entitled to vote as a class, such holders will be entitled to one vote per share. The Series C, Series D, Series E, Series F and Series G Convertible Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding Series G Convertible Preferred Shares we also may not:

•	adopt any amendment to the Certificate of Designation of such series (including by merger, consolidation or otherwise); or

•	split, combine, reverse split or undertake a similar action with respect to the Series G Convertible Preferred Shares.

Rights in liquidation. Under Bermuda law, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, the proceeds of the liquidation or winding up are distributed ratably among the holders of the company’s common shares.

Meetings of shareholders. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five (5) days’ advance notice of a general meeting but the accidental omission to give notice to, or the non-receipt of such notice by, any person does not invalidate the proceedings at a meeting. Under our Bye-laws, we must give each shareholder at least ten (10) days’ notice and no more than fifty (50) days’ notice of the annual general meeting and of any special general meeting.

Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the Bye-laws of a company. Our Bye-laws provide that the presence in person or by proxy of two shareholders constitutes a quorum; but if we have only one shareholder, one shareholder present in person or by proxy shall constitute the necessary quorum.

Access to books and records and dissemination of information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to its Memorandum of Association. The shareholders have the additional right to inspect the Bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public without charge. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. We maintain a share register in Hamilton, Bermuda. A company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two (2) hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or removal of directors. Under Bermuda law and our Bye-laws, directors are elected or appointed at the annual general meeting and serve until re-elected or re-appointed or until their successors are elected or appointed, unless they are earlier removed or resign. Our Bye-laws provide for a staggered board of directors, with one-third of the non-executive directors selected each year, Under Bermuda law and our Bye-laws, a director may be removed for cause at a special general meeting of shareholders specifically called for that purpose, provided the director is served with at least 14 days’ notice. The director has a right to be heard at that meeting. Any vacancy created by the removal of a director at a special or general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors. For these purposes “cause” means willful neglect, willful default, fraud or dishonesty.

Amendment of Memorandum of Association. Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Generally, our Bye-laws may be amended by the directors with the approval of a majority being not less than 75% of the votes of the shareholders in a general meeting. However, a super-majority vote is required for certain resolutions relating to the variation of class rights, the removal of directors for cause by shareholders, the approval of business combinations with certain ‘interested persons’ and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act 1981 of Bermuda. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company’s memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. Persons voting in favor of the amendment may make no such application.

Appraisal rights and shareholder suits. Under Bermuda law, in the event of an amalgamation or merger involving a Bermuda company, a shareholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his or her shares. The amalgamation or merger of a company with another company requires the amalgamation or merger agreement to be approved by the board of directors and, except where the amalgamation or merger is between a holding company and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries, by meetings of the holders of shares of each company and of each class of such shares.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s Memorandum of Association or Bye-laws. Further consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares by any shareholder, by other shareholders or by the company.

Anti-takeover effects of provisions of our charter documents

Several provisions of our Bye-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in our best interest and (2) the removal of incumbent officers and directors.

Classified board of directors.

Our Bye-laws provide for a classified board of directors with one-third of our directors being selected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Transactions involving certain business combinations.

Our Bye-laws prohibit the consummation of any business combination involving us and any interested person, unless the transaction is approved by a vote of a majority of 80% of those present and voting at a general meeting of our shareholders, unless:

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the ratio of (i) the aggregate amount of cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination, to (ii) the market price per share, immediately prior to the announcement of the proposed business combination, is at least as great as the ratio of (iii) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees), which the interested person has theretofore paid in acquiring any share prior to the business combination, to (iv) the market price per share immediately prior to the initial acquisition by the interested person of any shares;

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the aggregate amount of the cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination (i) is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the interested person in acquiring any shares, and (ii) is not less than the consolidated earnings per share of our company for our four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on the business combination multiplied by the then price/earnings multiple (if any) of the interested person as customarily computed and reported in the financial community;

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the consideration (if any) to be received in the business combination by holders of shares other than the interested person involved shall, except to the extent that a shareholder agrees otherwise as to all or part of the shares which the shareholder owns, be in the same form and of the same kind as the consideration paid by the interested person in acquiring shares already owned by it;

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after the interested person became an interested person and prior to the consummation of the business combination: (i) such interested person shall have taken steps to ensure that the board includes at all times representation by continuing directors proportionate in number to the ratio that the number of shares carrying voting rights in our company from time to time owned by shareholders who are not interested persons bears to all shares carrying voting rights in our company outstanding at the time in question (with a continuing director to occupy any resulting fractional position among the directors); (ii) the interested person shall not have acquired from us or any of our subsidiaries, directly or indirectly, any shares (except (x) upon conversion of convertible securities acquired by it prior to becoming an interested person, or (y) as a result of a pro rata share dividend, share split or division or subdivision of shares, or (z) in a transaction consummated on or after June 7, 2001 and which satisfied all requirements of our Bye-laws); (iii) the interested person shall not have acquired any additional shares, or rights over shares, carrying voting rights or securities convertible into or exchangeable for shares, or rights over shares, carrying voting rights except as a part of the transaction which resulted in the interested person becoming an interested person; and (iv) the interested person shall not have (x) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by us or any subsidiary of ours, or (y) made any major change in our business or equity capital structure or entered into any contract, arrangement or understanding with us except any change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the continuing directors; and

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a proxy statement complying with the requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended, shall have been mailed to all holders of shares carrying voting rights for the purpose of soliciting approval by the shareholders of the business combination. The proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the adequacy (or inadequacy) of the terms of the business combination from the point of view of the holders of shares carrying voting rights other than any interested person (the investment banking firm to be selected by a majority of the continuing directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by us of the opinion).

For purposes of this provision, a “business combination” includes amalgamations, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested person” is any person or entity that beneficially owns 15% or more of our voting shares and any person or entity affiliated with or controlling or controlled by that person or entity. “Continuing directors” means directors who have been elected before June 7, 2001 or designated as continuing directors by the majority of the then continuing directors.

Consequences of becoming an interested person.

Our Bye-laws provide that, at any time a person acquires or becomes the beneficial owner of 15% or more of our voting shares, which we refer to as the “threshold,” then, except as permitted by our Bye-laws the person will not be entitled to exercise voting rights for the number of common shares in excess of the threshold he holds or beneficially owns. This disability applies to any general meeting of our company as to which the record date or scheduled meeting date falls within a period of five years from the date such person acquired beneficial ownership of a number of common shares in excess of the threshold.

The above restrictions do not apply to us, our subsidiaries or to:

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any person who on June 7, 2001 was the holder or beneficial owner of a number of shares carrying voting rights that exceeded the threshold and who continues at all times after June 7, 2001 to hold shares in excess of the threshold; and

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any person whose acquisition of a number of shares exceeding the threshold has been approved by (1) a majority of 80% of those present and voting at a general meeting or (2) by a resolution adopted by the continuing directors, followed by a resolution adopted by a shareholder vote in excess of 50% of the voting shares not owned by such interested person.

Transfer agent and registrar. Computershare Trust Company N.A. serves as transfer agent and registrar for our common shares and our Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Convertible Preferred Shares.

New York Stock Exchange listing. Our common shares are listed on the New York Stock Exchange under the ticker symbol “TNP.” Our Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares are listed on the New York Stock Exchange under the trading symbols “TNP-PC”, “TNP-PD”, “TNP-PE” and “TNP-PF”,  respectively.

FORM, EXCHANGE AND TRANSFER

We will issue securities only in registered form; no securities will be issued in bearer form. We will issue each security other than common shares in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common shares in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under “Book-Entry Procedures and Settlement.”

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

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The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

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You may exchange, transfer, present for payment or exercise securities at the office of the relevant indenture trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or we may perform them ourselves.

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You will not be required to pay a service charge to transfer or exchange your securities, but you may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

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If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

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If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust & Clearing Corporation, or DTC, a securities depositary, and will be registered in the name of Cede & Co. or another nominee of DTC. DTC, Cede & Co., or such nominee, will thus be the only registered holder of these securities. Except as set forth below, the registered global securities may be transferred, in whole but not in part, only to Cede & Co., another nominee of DTC or to a successor of DTC or its nominee.

Purchasers of securities may only hold interests in the global securities through DTC if they are participants in the DTC system. Individual certificates in respect of the securities will not be issued in exchange for the registered global securities, except in very limited circumstances. Purchasers may also hold interests through a securities intermediary—banks, brokerage houses and other institutions that maintain securities accounts for customers—that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common shares are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

Title to book-entry interests in the securities will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures.

If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the securities represented by registered global securities upon delivery of those registered global securities for cancellation. We may also permit beneficial owners of book-entry securities represented by a global security to exchange their beneficial interests for definitive (paper) securities if, in our sole discretion, we decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

Initial settlement for the securities offered on a global basis through DTC will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the securities among participants thereof, it is under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

SELLING SHAREHOLDERS

This prospectus also covers 6,325,604 common shares, 280,544 Series C Preferred Shares, 308,171 Series D Preferred Shares, 145,000 Series E Preferred Shares and 215,000 Series F Preferred Shares, which may be sold by or on behalf of selling shareholders or by their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a report filed under Section 13(a) of the Exchange Act.

The common shares and preferred shares that may be sold by or on behalf of selling shareholders under this prospectus were acquired directly from the Company, purchased in the open market or were the subject of awards under our equity incentive plans, in each case, prior to the initial filing of this Registration Statement.

PLAN OF DISTRIBUTION

We or any selling shareholders (or their pledgees, donees, transferees or other successors in interest) may offer and sell, from time to time, the securities covered by this prospectus and the applicable prospectus supplement. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

•

on the NYSE or any other national securities exchange or in the U.S. inter-dealer system of a registered national securities association on which our common shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	as settlement of short sales entered into after the date of the prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly by us or a selling shareholder to one or more purchasers;

•	through agents;

•	in option transactions;

•	upon conversion or in exchange for other securities;

•	over the Internet;

•	any other method permitted pursuant to applicable law; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us or the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, the selling shareholders or their pledgees, donees, transferees or other successors in interest may also sell common shares or preferred shares in transactions that are exempt from registration under the Securities Act rather than under this prospectus.

We may also issue our common shares to officers, directors, employees, consultants, agents or other persons, including selling shareholders, pursuant to awards made under our equity incentive plans or otherwise. Such common shares may be resold by our officers and directors under this prospectus as indicated in a prospectus supplement.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us or the selling shareholders in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or the selling shareholders, or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or the selling shareholders. Additionally, in connection with such a distribution, we or the selling shareholders may loan common shares pursuant to share lending agreements or otherwise. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We or the selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or the selling shareholders may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us or the selling shareholders, any discounts, commissions or concessions allowed or reallowed or paid to dealers and the names of the selling shareholders and the number of securities being offered by them. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we and, if applicable, the selling shareholders, would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We or the selling shareholders may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or the selling shareholders grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

If more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any member of the Financial Industry Regulatory Authority, or “FINRA”, participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a “conflict of interest” under FINRA Rules, the offering will be conducted in accordance with FINRA Rule 5121.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us or the selling shareholders, to indemnification by us or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain matters of New York law are being passed on by Morgan, Lewis  & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited appearing in Tsakos Energy Navigation Limited’s Annual Report (Form 20-F) for the year ended December 31, 2019, and the effectiveness of Tsakos Energy Navigation Limited’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants, or SOEL, Greece with registration number 107.

$100,000,000

Common Shares

8.75% Series D Cumulative Redeemable Perpetual Preferred Shares

(Liquidation Preference $25 Per Share)

Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares

(Liquidation Preference $25 Per Share)

Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares

(Liquidation Preference $25 Per Share)

PROSPECTUS SUPPLEMENT

DNB Markets	Virtu Financial

October 29, 2021